SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Soliciting Material Pursuant to Section 240.14a-12
Schnitzer Steel Industries, Inc.
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SCHNITZER STEEL INDUSTRIES, INC.
December 17, 2014
Dear Shareholder:
You are invited to attend the Annual Meeting of Shareholders of your Company, which will be held on Wednesday, January 28, 2015 at 8:00 A.M., Pacific time, at the KOIN Center, Conference Center Room 202, 222 SW Columbia Street, Portland, Oregon 97201.
The formal notice of the meeting appears on the following page and describes the matters to be acted upon. Time will be provided during the meeting for discussion, and you will have an opportunity to ask questions about your Company. Only shareholders of record at the close of business on December 2, 2014 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment of the meeting.
Again this year, we will utilize the Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. We are mailing a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 17, 2014. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”), which are being mailed on or about December 17, 2014. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Please read the proxy statement for more information on this alternative, which we believe allows us to provide shareholders with the information they need while lowering the costs and reducing the environmental impact of delivering printed copies of the proxy statement.
Whether or not you plan to attend the meeting in person, you can ensure that your shares are represented by promptly voting and submitting your proxy. Instructions have been provided for each of the alternative voting methods in the accompanying proxy statement.
Sincerely,
Tamara L. Lundgren
President and Chief Executive Officer

SCHNITZER STEEL INDUSTRIES, INC.
299 SW Clay St., Portland, OR 97201
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 28, 2015
The Annual Meeting of Shareholders of Schnitzer Steel Industries, Inc. (the “Company”) will be held at the KOIN Center, Conference Center Room 202, 222 SW Columbia Street, Portland, Oregon 97201, on Wednesday, January 28, 2015 at 8:00 A.M., Pacific time, for the following purposes:

(1)	To elect two directors to serve until the 2018 Annual Meeting of Shareholders, and until their successors have been elected and qualified, as listed in the accompanying proxy statement;

(2)	To vote on an advisory resolution on executive compensation;

(3)	To approve the Amended Executive Annual Bonus Plan; and

(4)	To transact such other business (which does not include nominations of directors) as may properly be brought before the meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on December 2, 2014 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee.
Please submit a proxy by voting through the Internet, by voting by phone or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you are able to attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.
By Order of the Board of Directors
Richard C. Josephson
Secretary
Portland, Oregon
December 17, 2014

SCHNITZER STEEL INDUSTRIES, INC.
PROXY STATEMENT
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting (the “Annual Meeting”). We are mailing a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 17, 2014. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”), which is being mailed on or about December 17, 2014. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I being provided with these materials?
We are providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting of Shareholders to be held on January 28, 2015 or any adjournments thereof. You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign and return your proxy card or follow the instructions below to vote your shares by proxy over the telephone or through the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to vote your shares by proxy through the Internet. For shares held through a broker, bank or nominee, you may vote by submitting voting instructions to your broker or nominee, or by obtaining a proxy executed in your favor from the shareholder of record (broker, bank or nominee).
What if I received a Notice Regarding the Availability of Proxy Materials?
In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record we may furnish proxy materials to our shareholders over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice.
What am I voting on?
The only matters scheduled for a vote are the election of the two nominated directors listed herein, the advisory vote on executive compensation described in this proxy statement and the vote to approve the Amended Executive Annual Bonus Plan described in this proxy statement.
How does the Board recommend that I vote my shares?
The Board recommends that you vote FOR each of the nominees to the Board, FOR the advisory vote on executive compensation and FOR the Amended Executive Annual Bonus Plan.
Who can vote at the Annual Meeting?
Shareholders at the close of business on December 2, 2014 (the “Record Date”) will be entitled to vote at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters at the Annual Meeting. Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Registered directly in your name with our transfer agent (also referred to as a “shareholder of record”);

•
Held for you in an account with a broker, bank, or other nominee (shares held in “street name”) – street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares or, if they want to vote in person, they must obtain a proxy, executed in their favor, from the shareholder of record (broker, bank or other nominee).
What if my shares are not registered directly in my name but are held in street name?
If at the close of business on December 2, 2014 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or other proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction by you, your shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote with respect to the election of directors or the advisory vote related to executive compensation. If you want to vote your shares in person, you will need to obtain a proxy executed in your favor from the shareholder of record.
If I am a shareholder of record, how do I cast my vote?
If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Specifically, you may vote:
By Internet – If you have Internet access, you may submit your proxy by going to www.proxypush.com/schn and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or your proxy card in order to vote by Internet.
By Telephone – If you have access to a touch-tone telephone, you may submit your proxy by dialing (866) 883-3382 and by following the recorded instructions. You will need the 12-digit number included on your Notice or your proxy card in order to vote by telephone.
By Mail – You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.
We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
If I am a beneficial owner of Company shares, how do I cast my vote?
If you are a beneficial owner of shares held in street name and you would like to vote in person at the Annual Meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.
If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you should have also received a proxy card and voting instructions with these proxy materials from the organization that is the record owner of your shares rather than from us. To vote by proxy, you may complete and mail that proxy card or vote by telephone or over the Internet as instructed by that organization in the proxy card. If you received a Notice by mail, you should have received the Notice from the organization that is the record owner of your shares rather than from us. To vote by proxy, you should follow the instructions included in the Notice to view the proxy statement and transmit your voting instructions.
Internet and telephone voting facilities will close at 11:59 pm (Central time) on January 27, 2015 for the voting of shares.
What if I return a proxy card but do not make specific choices?
If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” election of both nominees for director, “FOR” the advisory resolution on executive compensation and “FOR” the Amended Executive Annual Bonus Plan. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you are a beneficial owner of shares held in street name and return a signed and dated proxy card without marking any voting selections, your shares may not be voted and will not be considered as present and entitled to vote with respect to the election of the three nominees for director, the advisory vote related to executive compensation or vote on the Amended Executive Annual Bonus Plan. If any matter which is considered routine is properly presented at the meeting, your proxy (one of the individuals named on the proxy card) will vote your shares using his or her best judgment. Please return your proxy card so that your vote can be counted.
What constitutes a quorum?
Holders of Class A common stock and Class B common stock will vote together as a single class on all matters voted on at the Annual Meeting, and each share is entitled to one vote. A majority of the total outstanding shares of Class A and Class B common stock must be present or represented by proxy to constitute a quorum at the Annual Meeting. Shares voted by proxy on any matter are counted as present at the meeting for purposes of determining a quorum. Shares represented by “broker non-votes” (as defined below) with respect to all matters voted on at the meeting are not considered present at the meeting and therefore are not counted for purposes of determining a quorum. Abstentions will be counted for quorum purposes.
How many votes are required to approve each proposal?
The election of directors will be determined by a plurality of the votes cast by the shares entitled to vote in the election at the meeting, assuming a quorum is present. A plurality vote requirement means that the two director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.
The advisory vote on executive compensation (Proposal No. 2) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. While the vote on executive compensation (Proposal No. 2) is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation. The vote on the Amended Executive Annual Bonus Plan (Proposal No. 3) requires the affirmative vote of a majority of the total votes cast on the proposal.
How are votes counted?
With respect to the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld. Votes that are withheld will not have any effect on the outcome of the election of directors.
You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the advisory vote on executive compensation (Proposal No. 2) and the Amended Executive Annual Bonus Plan (Proposal No. 3). For Proposal No. 2 and Proposal No. 3, abstentions will not have any effect on the outcome of the vote. For Proposal No. 3, abstentions have the same effect as a vote “AGAINST” the proposal.
What is a “broker non-vote” and how does it affect voting on each item?
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks discretionary authority to vote the shares. Each of the proposals contained in this proxy statement is considered a non-discretionary matter and brokers therefore lack discretionary authority to vote shares on any matter at this meeting. Broker non-votes, like other shares that are not voted at the meeting, have no effect on the outcome of the vote on any matter.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following four ways:

•	You may submit another properly completed proxy card with a later date that is received no later than January 28, 2015.

•
You may vote again on the Internet or by telephone before the closing of those voting facilities at 11:59 pm (Central time) on January 27, 2015 (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

•
You may send a written notice that you are revoking your proxy to the Company’s Secretary at Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047, Attention: Corporate Secretary, or hand-deliver it to the Secretary at or before the taking of the vote at the Annual Meeting.

•	You may attend the Annual Meeting, revoke your proxy and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

•
Remember that if you are a beneficial owner of Company shares holding shares in a street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting was December 2, 2014. At the close of business on December 2, 2014, a total of 26,782,727 shares of our common stock, par value $1.00 per share, were outstanding and entitled to vote at the Annual Meeting. The outstanding common stock consisted of 26,476,827 shares of Class A common stock (Class A) and 305,900 shares of Class B common stock (Class B). Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.
The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 31, 2014 (unless otherwise noted in the footnotes to the table) by (i) persons known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each nominee for director, (iv) each of our executive officers listed in the Summary Compensation Table (each a “named executive officer” and collectively the “named executive officers”), and (v) all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is c/o Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. Each Class B share is convertible into one Class A share, and there are no meaningful distinctions between the rights of holders of Class A shares and Class B shares. Accordingly, the following table reports beneficial ownership of common stock in the aggregate and does not distinguish between Class A shares and Class B shares.

Name of Beneficial Owner or Number of Persons in Group	Common Stock Beneficially Owned
	Number		Percent
Royce & Associates LLC	3,144,648	(1)	11.8%
T. Rowe Price Associates, Inc.	2,142,030	(2)	8.0%
Dimensional Fund Advisors LP	1,966,560	(3)	7.4%
Artisan Partners Limited Partnership	1,559,648	(4)	5.8%
The Vanguard Group, Inc.	1,542,347	(5)	5.8%
David J. Anderson	—	(6)	*
John D. Carter	280,387	(7)	1.0%
William A. Furman	94,179	(8)	*
Wayland R. Hicks	3,600	(9)	*
David L. Jahnke	—	(10)	*
Judith A. Johansen	—	(11)	*
William D. Larsson	1,000	(11)	*
Tamara L. Lundgren	361,765	(12)	1.3%
Kenneth M. Novack	308,558	(13)	1.2%
Richard D. Peach	73,446	(14)	*
Jeffrey Dyck	46,012	(15)	*
Michael Henderson	1,302		*
Thomas D. Klauer	65,816	(16)	*

All current directors and executive officers as a group (16 persons)	1,336,030	(17)	4.9%
______________________________

*	Less than 1%

(1)	Beneficial ownership as of September 30, 2014 as reported by Royce & Associates, LLC, 745 Fifth Avenue, New York, NY 10151 in a Form 13F filed by the shareholder.

(2)
Beneficial ownership as of September 30, 2014 as reported by T. Rowe Price Associates, Inc., P.O. Box 89000, Baltimore, MD 21289 in a Form 13F filed by the shareholder. These securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For further purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Beneficial ownership as of September 30, 2014 as reported by Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746 in a Form 13F filed by the shareholder.

(4)	Beneficial ownership as of September 30, 2014 as reported by Artisan Partners Limited Partnership, 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202 in a Form 13F filed by the shareholder.

(5)	Beneficial ownership as of September 30, 2014 as reported by Vanguard Group, Inc., PO Box 2600, Valley Forge, PA 19482 in a Form 13F filed by the shareholder.

(6)	Excludes 18,604 shares covered by deferred stock units (“DSUs”) or credited to an account under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

(7)	Includes 114,020 shares subject to options that became exercisable prior to October 31, 2014.

(8)	Includes 4,500 shares subject to options that became exercisable prior to October 31, 2014. Excludes 25,446 shares covered by DSUs or credited to an account under the Director DCP.

(9)	Excludes 19,895 shares covered by DSUs or credited to an account under the Director DCP.

(10)	Excludes 8,665 shares covered by DSUs or credited to an account under the Director DCP.

(11)	Excludes 25,446 shares covered by DSUs or credited to an account under the Director DCP.

(12)	Includes 175,160 shares subject to options that became exercisable prior to October 31, 2014.

(13)	Includes 25,750 shares subject to options that became exercisable prior to October 31, 2014. Excludes 28,456 shares covered by DSUs or credited to an account under the Director DCP.

(14)	Includes 49,092 shares subject to options that became exercisable prior to October 31, 2014.

(15)	Includes 22,119 shares subject to options that became exercisable prior to October 31, 2014.

(16)	Includes 41,872 shares subject to options that became exercisable prior to October 31, 2014.

(17)	Includes 498,981 shares subject to options that became exercisable prior to October 31, 2014. Excludes 151,957 shares covered by DSUs or credited to an account under the Director DCP.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of our common stock held by such persons. Executive officers, directors and greater than 10% shareholders are also required to furnish us copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during fiscal 2014 all of our executive officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements.
CERTAIN TRANSACTIONS
Thomas D. Klauer, Jr., President of our Auto Parts Business, is the sole shareholder of a corporation that is the 25% minority partner in a partnership in which we are the 75% partner and which operates five self-service stores in Northern California. Mr. Klauer’s 25% share of the profits of this partnership totaled $2,081,847 in fiscal 2014. We and a company owned by Mr. Klauer jointly own the real property at one of these stores, which is leased to the partnership. In fiscal 2014, Mr. Klauer’s share of the rent paid by the partnership was $336,210. The term of this lease expires in December 2015, and the partnership has the option to renew the lease, upon its expiration, for multiple five-year periods. Rent under the lease is adjusted annually based on the Consumer Price Index. Also in fiscal 2009, Mr. Klauer, through a company of which he is the sole shareholder, acquired ownership of a contiguous parcel of real property, a portion of which is leased to the partnership. The term of this lease expires in December 2015, and the partnership has the option to renew the lease, upon its expiration, for multiple five-year periods. Rent under the lease is adjusted annually based on the Consumer Price Index. The rent paid by the partnership to Mr. Klauer’s company in fiscal 2014 for this parcel was $297,668.
Members of the Schnitzer family, including director Kenneth M. Novack and members of his immediate family, own all of the outstanding stock of MMGL Corp. (formerly Schnitzer Investment Corp.) (“MMGL”), which is engaged in the real estate business and was a subsidiary of the Company prior to 1989. The Company and MMGL are both potentially responsible parties with respect to Portland Harbor, which has been designated as a Superfund site since December 2000. The Company and MMGL have worked together in response to Portland Harbor matters, and prior to 2009 the Company paid all of the legal and consultant fees for the joint defense, in part due to its environmental indemnity obligation to MMGL with respect to the Portland scrap operations property which is adjacent to the Portland Harbor. In 2009, we agreed with MMGL to an equitable cost sharing arrangement with respect to defense costs under which MMGL pays 50% of the legal and consultant costs, net of insurance recoveries. The amounts receivable from (payable to) MMGL vary from period to period because of the timing of incurring legal and consulting fees, payments for cost reimbursements and insurance recoveries. Amounts receivable from MMGL under this agreement were $909,958 at August 31, 2014.
The Audit Committee charter requires the Audit Committee to review any transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Audit Committee has reviewed and approved or ratified each of the foregoing transactions.
PROPOSAL NO. 1 – ELECTION OF DIRECTORS
We are asking shareholders to elect the two individuals nominated by the Board, both of whom are current directors.
The Board currently consists of nine members divided into three classes pursuant to our 2006 Restated Articles of Incorporation and Restated Bylaws. One class of directors is elected each year for a three-year term. The term of Class III directors expires at the 2015 annual meeting; the term of Class I directors expires at the 2016 annual meeting and the term of Class II directors expires at the 2017 annual meeting. Generally, the terms of directors continue until their respective successors are duly elected and qualified.
Action will be taken at the 2015 annual meeting to elect two Class III directors to serve until the 2018 annual meeting of shareholders. Kenneth M. Novack, a current and non-independent Class III director, has not been re-nominated for election as a director, and his term as a director will end at the 2015 annual meeting. The Board of Directors has approved a decrease in the number of directors from 9 to 8 effective immediately prior to the 2015 annual meeting. The nominees for election at the 2015 annual meeting are David J. Anderson and John D. Carter . The Board has determined that Mr. Anderson qualifies as an independent director under our Corporate Governance Guidelines, SEC rules and NASDAQ requirements. If either nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee in accordance with the recommendation of the Board. We are not aware of any nominee who is or will be unable to stand for reelection. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proxies received from shareholders of record, unless directed otherwise, will be voted FOR the election of both of the nominees. Abstentions and broker non-votes will have no effect on the results of the vote.
Set forth below are the name, age, position with the Company, present principal occupation or employment, five-year employment history and qualifications for service as a director of each of the nominees, as well as the Class I and Class II directors who are continuing to serve.

Name, Year First Became Director and Director Class	Business Experience and Qualifications	Age as of January 28, 2015

Class III Director Nominees

David J. Anderson 2009
Director of the Company since April 2009 and Chairman of the Company’s Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Anderson served as Executive Director and Co-Vice Chairman of Sauer-Danfoss Inc., a worldwide leader in the design, manufacture and sale of engineered hydraulic, electric and electronic systems and components, from January 2009 through July 2009. He was President and Chief Executive Officer of Sauer-Danfoss Inc. from July 2002 until January 2009 and a director of Sauer-Danfoss Inc. from July 2002 until July 2009. Mr. Anderson served as Executive Vice President – Strategic Business Development of Sauer-Danfoss Inc. from May 2000 until July 2002. From 1984 to May 2000, he held various senior management positions with Sauer-Danfoss Inc. and Sauer-Danfoss (US) Company. From 1970 to 1984, Mr. Anderson held various executive positions in business development, sales, marketing and applications engineering with manufacturing and distribution businesses in the fluid power industry. Mr. Anderson is a director of Modine Manufacturing Company and serves on its Audit, Compensation, and Corporate Governance and Nominating committees and is Board Chair of MTS Systems Corporation and serves on its Audit Committee. He has also served on the boards of the National Fluid Power Association and the National Fluid Power Association’s Technology and Education Foundation, chairing each in 2008 and 2009. In addition to his experience as a CEO, Mr. Anderson provides expertise in general manufacturing, international business, strategic planning, growth management, operational integration and operations.
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John D. Carter 2005
Director of the Company since May 2005 and Chairman of the Board since December 2008. Mr. Carter was President and Chief Executive Officer of the Company from May 2005 to December 2008. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, while also owning other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., an engineering and construction company, including as Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly-owned subsidiary, and other operating groups. He retired from Bechtel at the end of 2002. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a director of Northwest Natural Gas Company, FLIR Systems, Inc., and JELD-WEN, Inc. and Chairman of the Board of Kuni Automotive. In addition to his prior service as the Company’s Chief Executive Officer, Mr. Carter brings extensive international business experience and provides expertise in strategic planning and analysis, mergers and acquisitions, operations, environmental affairs, and government relations.
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THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Name, Year First Became Director and Director Class	Business Experience and Qualifications	Age as of January 28, 2015

Class II Directors

Wayland R. Hicks 2009
Director of the Company since April 2009, a member of the Company’s Compensation and Nominating and Corporate Governance Committees and Lead Director effective September 1, 2014. Mr. Hicks served as Director and Vice Chairman of United Rentals, Inc., a construction equipment rental company, from 1998 until March 2009. At United Rentals, Inc., he also served as Chief Executive Officer from December 2003 until June 2007 and Chief Operating Officer from 1997 until December 2003. Mr. Hicks served as Chief Executive Officer and President of Indigo N.V., a manufacturer of commercial and industrial printers, from 1996 to 1997, and as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. from 1994 to 1995. From 1967 to 1994, he held various executive positions with Xerox Corporation. In addition to his experience as a CEO, Mr. Hicks provides expertise in operations, general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and strategic planning and analysis.
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Judith A. Johansen 2006
Director of the Company since January 2006. Ms. Johansen is Chairman of the Company’s Compensation Committee and a member of the Audit Committee. Ms. Johansen was previously President of Marylhurst University in Lake Oswego, Oregon, a position she held from July 2008 to September 1, 2013. Upon her resignation as President, Ms. Johansen tendered her resignation from the Board as required by the Company’s Corporate Governance Guidelines. The Board, on the recommendation of the Nominating and Corporate Governance Committee, determined that Ms. Johansen’s continued service as a director was in the best interests of the Company and therefore rejected the resignation. Ms. Johansen was previously employed by PacifiCorp, an electric utility, as Executive Vice President of Regulation and External Affairs from December 2000 to December 2001 and was President and Chief Executive Officer from December 2001 through March 2006. Ms. Johansen is a director of IDACORP and Idaho Power Company, Kaiser Permanente Foundation Hospitals and Health Plan, Pacific Continental Corp. and Pacific Continental Bank, and Roseburg Forest Products Group. In addition to her experience as a CEO, Ms. Johansen provides expertise in the commodities markets, human resources, executive compensation, government and community relations, change management and environmental issues.
56

Tamara L. Lundgren 2008
President, Chief Executive Officer and a Director of the Company since December 2008. Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer, and held positions of increasing responsibility including President of Shared Services and Executive Vice President - Chief Operating Officer. Prior to joining the Company, Ms. Lundgren was a managing director in investment banking at JPMorgan Chase, which she joined in 2001. From 1996 until 2001, Ms. Lundgren was a managing director of Deutsche Bank AG in New York and London. Prior to joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan & Hartson, LLP in Washington, D.C. Ms. Lundgren is a director of Ryder System, Inc. and the Federal Reserve Bank of San Francisco, Portland Branch.
57

Name, Year First Became Directory and Director Class	Business Experience and Qualifications	Age as of January 28, 2015

Class I Directors

William A. Furman 1993	Director of the Company since September 1993 and a member of the Company’s Compensation and Nominating and Corporate Governance Committees. Since 1981, he has been President, Chief Executive Officer and a director of The Greenbrier Companies, Inc., a publicly-held company engaged in manufacturing, marketing and leasing railcars and other equipment. In addition to his experience as a CEO, Mr. Furman provides expertise in general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and government and community relations.	70

William D. Larsson 2006
Director of the Company since March 2006. Mr. Larsson is Chairman of the Company’s Audit Committee and served as Lead Director prior to September 1, 2014. From 2000 until 2009, Mr. Larsson was Senior Vice President and Chief Financial Officer of Precision Castparts Corp., a leading manufacturer of complex metal components and products principally for the aerospace and power generation industries. Mr. Larsson is a director of Clearwater Paper Corporation where he serves as Chairman of its Nominating and Governance Committee and a member of its Audit Committee. In addition to his experience as a CFO, Mr. Larsson provides expertise in general manufacturing, international business, mergers and acquisitions, executive compensation, strategic analysis, and growth management and organizational integration.
		69

David L. Jahnke 2013
Director of the Company since January 2013 and a member of the Company’s Audit and Nominating and Corporate Governance Committees. Mr. Jahnke held various positions at KPMG, the international accounting firm, from 1975 until 2010. From 2005 to 2010, he was the Global Lead Partner for a major KPMG client and was located in KPMG’s Zurich, Switzerland office. Prior to that time he held positions of increasing responsibility in KPMG, including Office Managing Partner and Audit Partner in Charge of the Minneapolis office from 1999 to 2004. Mr. Jahnke is a Certified Public Accountant in Minnesota and a director of First Interstate BancSystem, Inc. where he serves on its Audit Committee and is chairman of its Governance and Nominating Committee. He is also a director of Swiss Re America Holding Corporation where he serves as Chairman of its Audit Committee and is a member of its Executive Committee. Mr. Jahnke brings experience and expertise in accounting and financial reporting, complex financial transactions and international business.
		61
Corporate Governance
Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (the “N&CG Committee”), each of which has a written charter adopted by the Board of Directors, copies of which are posted on our website at www.schnitzersteel.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on our website. Under our Corporate Governance Guidelines committee members are appointed annually and the chairs of and director membership on committees are periodically rotated based on the skills, desires and experiences of the members of the Board.
Director Independence. The Board of Directors has determined that David J. Anderson, William A. Furman, Wayland R. Hicks, David L. Jahnke, Judith A. Johansen and William D. Larsson are “independent directors” as defined by our Corporate Governance Guidelines and NASDAQ listing requirements. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors hold regularly scheduled meetings at which only independent directors are present.

The independent directors serve on the following committees:

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
David J. Anderson	●		C
William A. Furman		●	●
Wayland R. Hicks		●	●
David L. Jahnke	●		●
Judith A. Johansen	●	C
William D. Larsson	C
______________________________
● = Member C = Chair
During fiscal 2014, the Board of Directors held seven meetings, the Audit Committee held 10 meetings, the Compensation Committee held eight meetings, and the N&CG Committee held five meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served that were held during the period for which he or she served. We encourage all directors to attend each annual meeting of shareholders, and all directors attended the 2014 Annual Meeting.
Board Leadership.    The current Board leadership structure separates the role of Chairman and CEO. These roles have been separate since May 2005 and the Board and the N&CG Committee have determined that the current structure continues to be appropriate as it enables Ms. Lundgren to focus on the complexities and challenges of the role as our chief executive officer while enabling Mr. Carter to provide leadership at the Board level. This leadership structure also enables the Board to better fulfill its risk oversight responsibilities, as described under “The Board’s Role in Risk Oversight”. The Board periodically assesses its leadership structure in light of the Company’s needs and circumstances.
The Board also has a lead director, who is an independent director. Under our Corporate Governance Guidelines the lead director role is periodically rotated among the independent directors. As of September 1, 2014 Mr. Hicks replaced Mr. Larsson as lead director. Mr. Larsson had been the lead director since the position was created in November 2008. The lead director’s responsibilities include: facilitating effective communication between the Board and management; consulting with the Chairman and CEO; discussing annually with the Chairman the CEO’s performance, development and compensation; and presiding at meetings of the Board when the Chairman is not present, including executive sessions of the non-management and the independent Directors. The lead director generally attends all meetings of the Board’s committees.
Functions of Board Committees.    The principal functions of the Audit Committee are set forth in its charter, which may be found at www.schnitzersteel.com and include the following: overseeing our accounting and financial reporting processes and the audits of our financial statements; appointing, approving the compensation of, and overseeing the independent auditors; reviewing and approving all audit and non-audit services performed by the independent auditors; reviewing the scope and discussing the results of the audit with the independent auditors; reviewing management’s assessment of the Company’s internal controls over financial reporting; overseeing the Company’s compliance program; overseeing the Company’s internal audit function; and reviewing and approving, as appropriate, all transactions of the Company with related persons (see “Certain Transactions”). The Board has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under the SEC and NASDAQ rules, and has also determined that each of Messrs Anderson, Jahnke and Larsson and Ms. Johansen is an “audit committee financial expert” as defined in regulations adopted by the SEC.
The principal functions of the Compensation Committee are set forth in its charter, which may be found at www. schnitzersteel.com and include the following: overseeing the administration of the Company’s executive and director compensation plans and equity-based plans; overseeing and evaluating the performance of the CEO and determining the Chairman’s and the CEO’s compensation; administering and interpreting executive compensation plans, the Company’s stock plans and all other equity-based plans from time to time adopted by the Company, including our 1993 Amended and Restated Stock Incentive Plan (“SIP”); determining the compensation of the other executive officers; in consultation with the N&CG Committee, reviewing and recommending to the Board for approval compensation for members of the Board, including compensation paid to committee members and committee chairs; and overseeing the preparation of executive compensation disclosures included in the Company’s proxy statement in accordance with the SEC rules and regulations. For a description of the Committee’s activities regarding executive compensation, refer to the “Compensation Discussion and Analysis.” The Board has determined that each member of the Compensation Committee meets the additional independence standards under the NASDAQ rules and Rule 16b-3 under the Securities Exchange Act of 1934 and that Mr. Hicks and Ms. Johansen meet the additional independent requirements under section 162(m) of the Internal Revenue Code.

The principal functions of the N&CG Committee are set forth in its charter, which may be found at www. schnitzersteel.com and include the following: identifying, selecting and recommending to the Board individuals proposed to be (i) nominated for election as directors by the shareholders or (ii) elected as directors by the Board to fill vacancies; working with the Chairman of the Board and the Lead Director, seeking to ensure that the Board’s committee structure, committee assignments and committee chair assignments are appropriate and effective; developing and recommending to the Board for approval, and reviewing from time to time, a set of corporate governance guidelines for the Company, which includes a process for the evaluation of the Board, its committees and management; developing and maintaining director education opportunities; and monitoring compliance with the corporate governance guidelines adopted by the Board.
Assessment of Director Qualifications.    The N&CG Committee uses a Board composition matrix to inventory the expertise, skills and experience of each director to ensure that the overall Board maintains a balance of knowledge and relevant experience. The Committee carefully reviews all director candidates, including current directors, based on the current and anticipated composition of the Board, our current and anticipated strategy and operating requirements, and the long-term interests of shareholders. In assessing current directors and potential candidates, the N&CG Committee considers the composition of the Board as a whole and the character, background and professional experience of each current director and potential candidate. In its evaluation of potential candidates, the N&CG Committee applies the criteria set forth in our Corporate Governance Guidelines and considers the following factors: qualification as an “independent director”; character, integrity and mature judgment; accomplishments and reputation in the business community; knowledge of our industry or other industries relevant to our business; specific skills, such as financial expertise, needed by the Board; inquisitive and objective perspective; commitment and ability to devote time and effort to Board responsibilities; and diversity of viewpoints and experience. In considering the re-nomination of incumbent directors, the N&CG Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service. While the Board and the N&CG Committee do not have a formal policy on diversity, in conducting this review and assessment, the N&CG Committee strives to achieve diversity on the Board by considering education, experience, length of service on the Board and such other factors as it deems appropriate. The N&CG Committee and the Board define diversity broadly to include the background, professional experience, skills and viewpoints necessary to achieve a balance and mix of perspectives. In addition, the N&CG Committee annually conducts a self-assessment of the Board, each Board committee and each committee member to evaluate, among other things, the Board’s diversity.
Director Nominations.    The N&CG Committee identifies potential director candidates through a variety of means, including recommendations from members of the N&CG Committee or the Board, suggestions from Company management, and shareholder recommendations. The N&CG Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the N&CG Committee by submitting a written recommendation to the N&CG Committee, c/o Corporate Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in our proxy statement and to serve as a director, if elected. All recommendations for nomination received by the Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the N&CG Committee for its consideration. The N&CG Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between annual meetings or include a candidate on the slate of nominees proposed at an annual meeting is made by the Board of Directors. In considering the current directors, including the director nominees proposed for election at the Annual Meeting, the N&CG Committee and the Board specifically considered the background, experiences and qualifications described in their biographies appearing under “Election of Directors” in this proxy statement.
Director Tenure.    We do not have a fixed retirement age for directors. Under our Corporate Governance Guidelines a director is required to submit a written resignation to the Board, to be effective at the end of the director’s then current term, when the director begins his or her 15th year of service on the Board. The Board may accept or reject the tendered resignation after considering the recommendation of the N&CG Committee as to the appropriateness of the director’s continued membership on the Board.
The Board’s Role in Risk Oversight.    We have a comprehensive enterprise risk management process in which management is responsible for managing the Company’s risks and the Board and its committees provide oversight of these efforts. We have a Chief Risk Officer who reports to our Chief Financial Officer, is responsible for the risk management program and provides periodic reports to the Board. Risks are identified, assessed and managed on an ongoing basis and communicated to management during management meetings or otherwise as appropriate. Existing and potential material risks are addressed during periodic executive management meetings, resulting in both Board and/or Board committee discussion and public disclosure, as appropriate.
The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board administers this risk oversight function either through the full Board or through its standing committees. The full Board reviews enterprise-wide strategic risks and certain other risk areas on a regular basis. An overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board for approval, including capital expenditures and material acquisitions. The Audit Committee oversees financial risks (including risks associated with accounting, financial reporting, disclosure and internal controls over financial reporting), our compliance programs and legal risks. The Compensation Committee considers risks related to the attraction and retention of management talent and the design of the Company’s compensation programs and arrangements. The N&CG Committee considers risks related to corporate governance practices and leadership succession.
Assessment of Compensation Risk.    Management and the Compensation Committee conducted an assessment of the risks associated with our compensation programs and determined that they do not create risks which are reasonably likely to have a material adverse impact on us. In conducting the evaluation the Committee, with the assistance of Pearl Meyer & Partners, its compensation consultant, reviewed our compensation structure and noted numerous ways in which risk is effectively managed or mitigated, including: the balance of corporate and business unit weighting in incentive plans, the balanced mix between short-term and long-term incentives, caps on incentives, use of multiple performance measures, a portfolio of long-term incentives, use of stock ownership guidelines and the existence of an anti-hedging policy for Company stock. In addition, the Committee analyzed the overall enterprise risks and how compensation programs impacted individual behavior that could exacerbate these enterprise risks.
Additionally, we obtained advice from Towers Watson, the Company’s compensation consultant, in designing our incentive plans (executive and broad-based) to determine if any practices might encourage excessive risk taking on the part of senior executives. Several of the features of and practices related to our incentive plans (executive and broad-based) mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, Committee discretion in payment of incentives in the executive plans, use of multiple types of long-term incentives, payment caps, significant stock ownership guidelines and our anti-hedging policy for Company stock. In light of these analyses, the Committee believes that the architecture of our compensation programs (executive and broad-based) provide multiple, effective safeguards to protect against undue risk.
Anti-Hedging Policy for Company Stock.    Our stock trading policy, applicable to our directors and employees, prohibits engaging in any short sale of our stock, establishing or using a margin account with a broker-dealer for the purpose of buying or selling our stock or using it as collateral therefor, or buying or selling puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds or other instruments or derivatives designed to hedge the value of our stock.
Communication with Directors.    Shareholders desiring to communicate directly with the Board of Directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients c/o Corporate Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. All such communications will be reviewed and forwarded to the designated recipient or recipients in a timely manner.
Director Compensation
The following table sets forth certain information concerning compensation paid to directors other than Ms. Lundgren during the fiscal year ended August 31, 2014 (unless otherwise noted in the footnotes to the table).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David J. Anderson	75,000	120,000	—	—	—	195,000
John D. Carter	500,000	—	—	12,108	27,702	539,810
William A. Furman	70,000	120,000	—	—	—	190,000
Wayland R. Hicks	70,000	120,000	—	—	—	190,000
David L. Jahnke	70,000	120,000	—	—	—	190,000
Judith A. Johansen	80,000	120,000	—	—	—	200,000
William D. Larsson	115,000	120,000	—	—	—	235,000
Kenneth M. Novack	70,000	120,000	—	—	—	190,000
______________________________

(1)	Includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors, which is described below.

(2)
Represents the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. These amounts reflect the grant date fair value and may not correspond to the actual value that will be recognized by the directors. Stock awards consist of DSUs valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. On January 29, 2014, the date of the Company’s 2014 Annual Meeting, each director then in office other than Mr. Carter and Ms. Lundgren was automatically granted DSUs for 4,406.904 shares. The grant date fair value of this DSU grant to each director was $120,000 (or $27.23 per share) which was equal to the closing market price of the Company’s Class A common stock on the grant date. These DSUs vest on January 28, 2015 (the day before the 2015 annual meeting), subject to continued Board service. The DSUs become fully vested on the earlier death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock subject to the DSUs. The Company will issue Class A common stock to a director pursuant to vested DSUs in a lump sum in January of the year following the year the director ceases to be a director of the Company, subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors.

At August 31, 2014, each non-employee director other than Mr. Carter held unvested DSUs for 4,406.904 shares.

(3)
At August 31, 2014, Mr. Carter held outstanding vested stock options to purchase 22,020 shares at $34.46 per share and 92,000 shares at $25.11 per share which expire in 2015 or one year after termination of his service as a director, if earlier. Also at August 31, 2014, other non-employee directors held outstanding vested options to purchase the following number of shares of Class A common stock: 4,500 by Mr. Furman and 25,750 by Mr. Novack.

(4)
Represents changes in the actuarial present value of accumulated benefits under the Company’s Pension Retirement Plan and the Company’s Supplemental Executive Retirement Bonus Plan. At August 31, 2014, the actuarial present value of Mr. Carter’s accumulated benefits under these plans was $399,781. During fiscal 2014, Mr. Carter received distributions of $26,141 under the Supplemental Executive Retirement Bonus Plan.

(5)	Includes $27,702 as a lump sum payment to cover COBRA payments for medical insurance for calendar 2014.
The annual fee for non-employee directors is $70,000 ($105,000 for the Lead Director). We do not pay fees for attendance at Board and committee meetings. The annual cash retainer for the Chairs of the Audit and Compensation Committees is $10,000 and for the Chair of the N&CG Committee is $5,000.
In 2004, directors began participating in the Company’s SIP, and in 2004 and 2005 non-employee directors received stock option grants. Since August 2006, non-employee directors have been awarded DSUs instead of stock options. One DSU gives the director the right to receive one share of Class A common stock at a future date (as described in footnote 2 above). At each annual meeting of shareholders, each non-employee director receives DSUs for a number of shares equal to $120,000 divided by the closing market price of the Class A common stock on the grant date.
Non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006. Directors’ cash fees are credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A common stock. The cash account is credited with quarterly interest equal to the average interest rate paid by us under our senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus two percent. The stock account is credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts are paid in a single payment or in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director. DSUs are credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards are administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director.
Mr. Carter served as the Company’s CEO until December 2008, when he was succeeded in that position by our current CEO, Ms. Lundgren. At that time, Mr. Carter entered into an amended and restated employment agreement with the Company to serve as our Chairman of the Board. Mr. Carter’s employment agreement was further amended and restated in June 2011 to govern the terms and conditions of his employment as the Chairman through December 1, 2014. However, Mr. Carter subsequently decided to retire as an employee of the Company effective December 28, 2012 while continuing as a non-employee Chairman of the Board. At Mr. Carter’s request, in November 2012, his employment agreement was further amended to address matters related to his retirement and to specify his compensation for services as non-employee Chairman through December 31, 2014. As amended in June 2011 and in effect during fiscal 2013 prior to his retirement, Mr. Carter’s employment agreement provided for (i) an annual base salary of $650,000, subject to annual review and increase, but not decrease, by the Committee and (ii) an RSU award following the end of each Company fiscal year having an aggregate grant date fair value of not less than $750,000 and, unless the Compensation

Committee determined otherwise, not more than $900,000, with the actual award to be determined by the Compensation Committee in its discretion. The agreement provided that the RSUs would vest on the earlier of two years from the grant date or any termination of Mr. Carter’s employment other than termination for cause. The November 2012 amendment requested by Mr. Carter reduced his cash compensation, eliminated his RSU awards and provided that (a) commencing December 29, 2012, Mr. Carter receives an annual fee of $500,000, payable quarterly in arrears, for service as non-employee Chairman and is ineligible for other compensation paid to non-employee directors, (b) he will receive continuation of health insurance benefits for 60 months following his retirement, and (c) his outstanding stock options were amended to postpone termination by treating continued board service through December 31, 2014 as if it were continued employment. On October 29, 2014, Mr. Carter and the Committee agreed to amend Mr. Carter’s employment agreement to (1) continue the term of his service as Chairman through December 31, 2017 and (2) reduce his annual fee to $300,000 effective January 1, 2015.
We have entered into indemnity agreements with each director pursuant to which we agree to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director of the Company, as provided in the agreement.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the decisions that the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) have made under those programs and the factors considered in those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers for fiscal 2014 disclosed in the tables below. The named executive officers are listed below.

Name	Title
Tamara L. Lundgren	President and Chief Executive Officer
Richard D. Peach	Senior Vice President and Chief Financial Officer
Michael Henderson	Senior Vice President and President, Metals Recycling Business
Thomas D. Klauer	Senior Vice President and President, Auto Parts Business
Jeffrey Dyck	Senior Vice President and President, Steel Manufacturing Business

How Executive Pay is Tied to Company Performance
Our executive compensation programs are designed to reward executive officers for driving our business strategy and creating shareholder value by paying for performance consistent with an acceptable risk profile. The foundation of our compensation philosophy is to:

•	Promote creation of shareholder value;

•	Attract and retain qualified high performing executive officers;

•	Motivate high levels of performance; and

•	Be competitive in the market for talent.
Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives who perform above target over the long term the program will reward above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Our executive compensation program is designed to have sufficient flexibility to reward the achievement of the goals for each of our business units, and to do so within the overall objectives for performance of the Company as a whole. Individual executive compensation may be above or below the annual target level based on the Company’s performance, the individual’s performance, contribution to the organization, experience, expertise and skills, economic and market conditions and other relevant factors.

Summary of our Executive Compensation Program

Our Executive Compensation Practices. Set forth below is a summary of our executive compensation practices.

•	We link our executive compensation to our performance:

◦
For the President and Chief Executive Officer (“CEO”), the fiscal 2014 Annual Performance Bonus Program (“APBP”) payout was linked to return on capital employed (“ROCE”), earnings per share (“EPS”), safety performance, productivity improvements, sales volumes of our Metals Recycling Business (“MRB”), and car purchase volumes of our Auto Parts Business (“APB”) .

◦
For executive officers other than the CEO, the fiscal 2014 Annual Incentive Compensation Plan (“AICP”) payout was linked to EPS, divisional operating income, divisional ROCE, safety performance and productivity improvements.

◦
50% of the annual equity awards are time-vested restricted stock grants, which are intended to incentivize executives to create shareholder value through stock price appreciation and provide a retention incentive.

◦	50% of the annual equity awards are performance share awards that vest following the end of the performance period based on Company performance during the period.

◦	Metrics and targets for incentive plans are based on the Company’s business plan and are approved by the Committee at the beginning of the performance period.

•	Ownership and retention requirements

◦	We have adopted stock ownership guidelines to promote long-term alignment of the interests of our shareholders and our officers, as discussed on page 30.

◦	Once officers achieve compliance, they must also retain at least 50% of shares that vest thereafter for at least three years.

•	Double-trigger change-in-control agreements

◦
Our change-in-control agreements are double trigger, i.e., a change in control plus termination of the executive’s employment by the successor Company without cause or by the executive for good reason.

◦	Since 2008, the Committee has not included excise tax gross-ups in any new or modified change-in-control agreements.

•	Risk mitigation measures

◦	We use a mix of annual and long-term incentive awards and overlapping performance periods to drive current performance in light of long-term objectives.

◦	The complementary and diverse performance metrics across our plans are designed to drive balanced decision-making.

•	Minimal perquisites

◦	Perquisites totaled less than $20,000 in fiscal 2014 for the CEO and each other named executive officer.

•	Independent compensation consultant

◦	The Committee directly retains Pearl Meyer & Partners as its compensation consultant. Pearl Meyer & Partners does not provide any other services to the Company.

•	Peer Group appropriateness

◦	Our benchmarking peer group includes 21 companies that the Committee believes reflect the appropriate industry, size, geographic scope, and market dynamics.

◦	We are positioned at the 52nd percentile of revenue and the 22nd percentile of market capitalization within the peer group.
Business Performance.    In fiscal 2014, weak economic conditions globally continued to have an adverse impact on export demand for recycled metal, resulting in lower average net export selling prices for ferrous and nonferrous metal and reduced export sales volumes of recycled ferrous metal, which was only partially offset by higher volumes for domestic sales of recycled ferrous metal, and by higher sales volumes of nonferrous metal and finished steel products. Despite challenging market conditions, we more than doubled our adjusted consolidated operating income as compared to the prior year, largely due to the contributions from productivity initiatives and cost savings realized during the year. In fiscal 2014, we generated full-year revenues of $2.5 billion, earnings per share of $0.22 and adjusted earnings per share from continuing operations of $0.44, excluding restructuring charges and other exit-related costs and other asset impairment charges (for the definition of adjusted consolidated operating income and adjusted earnings per share and a reconciliation to GAAP, see “Non-GAAP Financial Measures” on pages 42 - 43 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2014). In fiscal 2014, we achieved $29 million in cost savings related to the restructuring and productivity initiatives announced in fiscal 2014. These initiatives were designed to reduce our annual operating expenses by approximately $40 million, with more than 70% achieved in fiscal 2014 and the remainder expected to be realized in fiscal 2015. The significant benefits from productivity initiatives, primarily impacting MRB, were largely offset by the continued challenging ferrous and nonferrous market conditions and the impact of prolonged constrained supply conditions for raw materials in our domestic markets. Consolidated operating results in fiscal 2014 benefited from significantly higher performance at SMB, including 9% higher volumes and operating income nearly triple the prior year, primarily as a result of improved demand for finished steel products leading to higher sales volumes and benefits from productivity improvements.
We plan to initiate and implement additional productivity initiatives at APB in fiscal 2015 to improve profitability through a combination of revenue drivers and cost reduction initiatives. Our targeted annual improvement is approximately $7 million, with approximately 50% of that amount expected to benefit the second half of fiscal 2015 and the full annual run rate expected to be achieved in fiscal 2016.
We generated $141 million of operating cash flow in fiscal 2014 which allowed us to continue to pursue our balanced capital allocation strategy, including $39 million in capital expenditures and the return of capital to shareholders through our quarterly dividend. Our annual dividend equated to a rate of $0.75 per share, or $20 million in the aggregate.
In fiscal 2014, all three divisions generated positive operating income and positive operating cash flow. Although we demonstrated solid execution of our strategy in the face of difficult market conditions, our financial performance was generally below the targets we set for our executive compensation program because the sharp fall in export demand for recycled ferrous metal was not assumed when we set our annual compensation targets. The lower export demand negatively affected both MRB and APB. Because our executive compensation program is designed to pay for performance, actual compensation in fiscal 2014 was therefore lower than target levels for MRB, APB and Corporate Shared Services employees, which reflected alignment with the Company’s financial performance during the period as represented by the following:

•
Due to the Company’s fiscal year 2014 financial performance in MRB and APB, the financial metrics components of our annual incentive plans paid out below target for the named executive officers other than Mr. Dyck. SMB’s strong fiscal 2014 performance resulted in an above-target payout for Mr. Dyck.

•	Shares vested under the fiscal 2013-2014 performance share awards were below target, also reflecting the Company’s below-target financial performance.

The Executive Compensation Process
Role of the Compensation Committee.    The Committee is responsible for:

•	Developing and making recommendations to the Board with respect to our compensation policies and programs;

•	Determining the levels of all compensation to be paid to our CEO and other executive officers (including annual base salary and incentive compensation, equity incentives and benefit plans); and

•	Granting stock options, performance shares, restricted stock units (“RSUs”), and other awards under and administering our 1993 Amended and Restated Stock Incentive Plan (“SIP”).
The Committee cannot delegate this authority. The Committee regularly reports its activities to the Board.
The Committee is comprised of three directors, each of whom has been determined by the Board to be independent under our Corporate Governance Guidelines and applicable SEC and NASDAQ rules and has a subcommittee of two directors who are independent under IRS rules. Currently, the members of the Committee are Judith A. Johansen, Chair, William A. Furman and Wayland R. Hicks. The Committee operates pursuant to a written charter (available on the Company’s website at http://www.schnitzersteel.com/documents/compensation-committee-charter-jan-2014.pdf) which is reviewed by the Committee on an annual basis and approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require.
Use of Compensation Consultants.    The Committee has authority to retain compensation consultants to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained Pearl Meyer & Partners (“PM&P”) as its compensation consultant for fiscal 2014. In fiscal 2014, PM&P performed, among others, the following services for the Committee:

•	Attended Committee meetings by telephone as requested by the Committee;

•	Provided input on and participated in discussions related to CEO annual and long-term incentive plan goal design and executive officer annual and long-term incentive plan design for fiscal 2014.
PM&P and its affiliates did not perform any additional services for the Company or any of its affiliates in fiscal 2014.
We retain Towers Watson as the Company’s separate compensation consultant to advise management. During fiscal 2014, Towers Watson assisted management with the following matters:

•	Peer group companies' long term incentive plan share limits; and

•	Executive officer and CEO pay data.
While Towers Watson acts as management’s compensation consultant and assists management in formulating its recommendations for compensation of our executive officers, the Committee separately engaged PM&P as its compensation consultant to avoid any conflict of interest.
The Committee’s independent compensation consultant provides information and data to the Committee from its surveys, proprietary data bases and other sources, which the Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Committee reviews such information and data provided to it by its independent compensation consultant and management and also draws on expertise and information from within the Company, including from the human resources, legal and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.
CEO’s Role in the Compensation-Setting Process.    The CEO, with the assistance of Towers Watson, makes recommendations to the Committee regarding compensation for the other executive officers. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the other executive officers. The Committee utilizes the information provided by the

CEO along with other information from within the Company, input from its compensation consultant and the knowledge and experience of the Committee members in making compensation decisions. The Chair of the Committee, with input from the Chairman of the Board (the “Chairman”), recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO.
Annual Evaluation.    The Committee annually evaluates the performance of the executive officers with the input of the CEO and, in executive session, evaluates the performance of the CEO and determines the annual incentive bonuses for all of the executive officers for the prior fiscal year. The Committee also approves the executive officers’ performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries and annual incentive plan targets, and considers and approves Long Term Incentive Plan (“LTIP”) grants.
Performance Objectives.    The Committee approved performance objectives for fiscal 2014 based, in part, on an active dialogue with the CEO and the Chairman regarding strategic objectives and performance targets. The Committee evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.
Competitive Market Overview.    While the Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that our compensation practices must be competitive in the marketplace, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, and performance, in making its compensation determinations.
Because we operate three distinct but related businesses, we have no direct market peers. Accordingly, determining market comparisons requires review of companies in the metals recycling, auto parts and steel manufacturing businesses, as well as companies in industries affected by similar economic and market forces and companies in broader industrial and financial markets from which we attract executive talent. In addition, as we interface with customers around the world, we seek specialized and top caliber executive officers from the broad national and international business executive pools. Proxy data from relevant companies, as well as input from both the Company’s and the Committee’s compensation consultants, are utilized. While total compensation is periodically compared to the competitive market, in setting compensation for executive officers the Committee generally does not target a specific level (such as median) but rather reviews competitive information to determine the general level of reasonableness.
The Committee revised the peer group in fiscal 2013, referencing data provided by Towers Watson from its 2012 general industry compensation database for companies with revenues between $1 billion and $6 billion and comparable to our organization based on industry, size (revenue and market capitalization) and geography. The peer group was expanded to include companies from industries beyond steel and metals recycling with similar market dynamics, including coal and consumable fuels, diversified metals and mining, and aluminum. Towers Watson also provided data in 2014 on CEO compensation for the peer group listed below. There were no changes to the peer group in fiscal 2014.

Peer Group
A.M. Castle & Co.	Kaiser Aluminum Corp.
A.K. Steel Holding Corp.	Materion Corp.
Allegheny Technologies Inc.	Noranda Aluminum Holding Corp.
Alpha Natural Resources, Inc.	Olympic Steel Inc.
Arch Coal Inc.	Reliance Steel & Aluminum Co.
Carpenter Technology Corp.	Sims Metal Management Ltd.
Century Aluminum Co.	Steel Dynamics Inc.
Cliffs Natural Resources Inc.	SunCoke Energy Inc.
Cloud Peak Energy Inc.	Walter Energy, Inc.
Commercial Metals Co.	Worthington Industries, Inc.
Compass Minerals International Inc.

Fiscal 2014 Advisory Vote on Executive Compensation
Our compensation programs are based on specific financial and operational metrics that the Committee believes are important in creating sustainable shareholder value: sales volumes, operating income, earnings per share, return on capital, productivity initiatives and cost improvements, and safety performance.  Due to the cyclicality of our sector and the high volatility of our stock price which does not necessarily align with operational and financial performance during the fiscal year, we utilize metric-driven performance criteria which provide for incentive payouts commensurate with our strategic goals, but not necessarily with total shareholder returns during the particular performance period. We regularly meet with shareholders and solicit their feedback on a variety of topics, including our executive compensation practices. In fiscal 2014 we held in person meetings with the majority of our large institutional shareholders, presented at six analyst conferences and hosted investor meetings and/or facility tours in eight cities.  Shareholders voted in favor of the advisory vote on executive compensation submitted to shareholders at our 2014 annual meeting. In light of the foregoing, we did not make significant changes to our executive compensation in fiscal 2014.

Elements of Compensation
Our executive compensation program consists of the items described below.

	Program	Purpose	Relevant Performance Metrics
Annual	Base Salary	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable
	Annual Performance Bonus Program (APBP) for CEO	To drive CEO achievement of operating, financial, and management goals	Earnings Per Share (EPS) Return on Capital Employed (ROCE) of MRB and APB Safety performance (LTIR, TCIR, DART) Productivity improvements MRB sales volumes and APB cars purchased volume
	Annual Incentive Compensation Plan for other executive officers (AICP)	To drive achievement of annual operating, financial, and management goals	Divisional Operating Income Divisional ROCE EPS Safety performance (LTIR, TCIR, DART) Productivity improvements
Long-Term	Stock Options	To focus executives on long-term shareholder value creation	Absolute share price appreciation
	Restricted Stock Units	To focus executives on long-term shareholder value creation and promote retention	Absolute share price appreciation
	Performance Share Awards	To focus executives on achievement of financial goals and long-term shareholder value creation	For grants in fiscal 2014 - Ferrous and Nonferrous Volumes - Car Purchase Volumes - MRB Operating Income per Ton - APB Operating Margin - SMB Volume & Operating Income per Ton
The Committee believes that our pay programs provide an appropriate balance between fixed and performance-based awards as well as short-term and long-term awards. While the Committee focuses on total compensation opportunity for the executive and not on a specific percentage of total compensation for any particular element, a substantial portion of the compensation opportunity beyond base salary is at risk and must be earned based upon achievement of annual and long-term performance goals, which represent performance expectations of the Board and management. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive officer’s position and the opportunity for that position to influence performance outcomes, and the relative levels of compensation are based on differences in the levels and scope of responsibilities of the executive officers. Generally, the more senior the level of the executive officer and the broader his or her responsibilities, the greater the amount of pay opportunity that is variable.
The relationship between fixed and variable pay in our compensation program is illustrated by the following charts, which show the relative portions of base salary, target annual incentive and target value of equity awards that together comprised the fiscal 2014 target total direct compensation of our CEO and of our other named executive officers and the relative portions of base salary, actual annual incentive and actual grant date value of the equity awards that together comprised the fiscal 2014 actual total direct compensation of our CEO and other named executive officers.

Chief Executive Officer -- Total Direct Compensation - Fiscal 2014

Named Executive Officers other than CEO -- Total Direct Compensation - Fiscal 2014

Realized Compensation
The table below supplements the “Summary Compensation Table” which follows this Compensation Discussion and Analysis, and shows the compensation actually realized in fiscal 2014 for the CEO. The primary difference between this supplemental table and the “Summary Compensation Table” is the method used to value LTIP performance shares and RSU awards. The SEC rules require that the grant date fair value of all LTIP performance shares and RSU awards be reported in the “Summary Compensation Table” for the year in which they were granted. As a result, a significant portion of the total compensation reported in the “Summary Compensation Table” is in the form of grant date fair value of LTIP performance shares and RSU awards, which are designed to align our management incentives with long-term shareholder value. These awards have not vested at the time of grant and the ultimate value is therefore uncertain (and the value may end up being significantly less or none). In contrast, the supplemental table below includes only LTIP performance shares and RSU awards that vested during or were based on performance periods completed in fiscal 2014 and the value of those awards as of the applicable vesting date.

Compensation Component	Period Earned	Amount Realized	Performance Results
Base Salary	FY14	$1,000,000	The CEO’s base salary was unchanged in fiscal 2014.
Annual Incentive	FY14	1,740,000
Represents a payout equal to 116% of target, reflecting both the Company’s fiscal 2014 financial performance and the level of achievement of the management objectives component of the CEO's bonus program.

Performance-Based Stock Vested	FY13-FY14	658,882
Represents the vesting of LTIP performance shares awarded in fiscal 2012. EPS and ROCE performance in fiscal 2013 did not reach threshold levels. Therefore, one-half of the award had a payout factor of zero. The amount reflects the average of the payout factors over the two-year performance period which ended on August 31, 2014.

Time-Based Restricted Stock Units Vested	FY14	783,634
Represents the vesting of 20% of each of the time-based RSU awards granted in fiscal 2009, 2010, 2011, 2012 and 2013. The Company uses restricted stock units to retain top talent and further align the interests of management with those of shareholders. The grants generally vest 20% per year over five years.

Change in Pension Value	FY14	158,218	See “Summary Compensation Table”.
All Other Compensation	FY14	30,192	See “Summary Compensation Table”.
Total		$4,370,926
Components of Compensation
Base Salary.    Base salaries paid to executive officers are intended to attract and retain highly talented individuals. The Committee reviews executive officers’ base salaries on an annual basis. Base salaries for executive officers are set on the basis of their individual performance and relevant business skills, scope of duties and sustained contributions to our success, as well as competitive information as to similar positions in other relevant companies, taking into consideration relative company size and geographic location.
In September 2013, in connection with his promotion to president of MRB, the Committee approved an increase in Mr. Henderson's salary from $425,000 to $500,000 effective August 15, 2013. The Committee did not increase the base salary of any other named executive officer for fiscal 2014.
Annual Incentive Programs.    The Committee approves annual performance-based compensation under Ms. Lundgren’s employment agreement and, for the other named executive officers, under the AICP, as described below. A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary paid during the fiscal year, is established for each named executive officer. Ms. Lundgren’s fiscal 2014 target bonus percentage was established in the June 2011 amendment to her employment agreement (see “Employment Agreements”). For other executive officers, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply on a pro-rated basis to bonuses payable for the current fiscal year.
Annual Performance Bonus Program for Ms. Lundgren.    The employment agreement between the Company and Ms. Lundgren provides for an annual bonus program consisting of two parts: a bonus based on achievement of Company financial performance targets and a bonus based on achievement of management objectives. The total target bonus opportunity under both components for each fiscal year is stated in her employment agreement to be 150% of her base salary as of the fiscal year end, with half of the total target bonus allocated to each part.
For the Company financial performance part of Ms. Lundgren’s bonus program in fiscal 2014, the Committee utilized two objective performance targets relating to the Company. Half of this part of the bonus was based on our “Adjusted EPS” for fiscal 2014, defined as our reported diluted earnings per share for fiscal 2014 before extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of nine items - charges in fiscal 2014 for the impairment of goodwill or other intangible assets (“Impairments”); any profits or losses of discontinued operations and any gains or losses from the dissolution of a joint venture or the disposition of a business or a material amount of assets (“Discontinued Ops”); changes in environmental liabilities recorded in fiscal 2014 in connection with the Portland Harbor Superfund Site or an alleged shredder residue disposal site (the “Sites”) for investigation and remediation costs and natural resource damage claims ("Environmental Accruals"); the fees, costs and expenses incurred in fiscal 2014 in connection with the Sites (net of any insurance or other reimbursements) (“Environmental Expenses”); restructuring charges taken by the Company in fiscal 2014 (“Restructuring Charges”); profits or losses, including transaction costs, and any assets or liabilities directly associated with any businesses acquired by the Company in fiscal 2014 or any business acquisitions pursued but not completed in fiscal 2014 (“Acquisition Items”); the fees and expenses of outside consultants for certain strategic consulting projects (“Strategic Consulting Costs”); and the discrete income tax impact of the foregoing adjustments as certified by the Audit Committee based on recommendation of the Company's CFO ("Tax Impacts").
The other half of this part of the bonus was driven by our growth strategy and based on the return on capital employed (“ROCE”) of our Metals Recycling and Auto Parts Businesses for fiscal 2014, consisting of the sum of the adjusted operating income (“AOI”) of MRB and the AOI of APB for fiscal 2014 divided by the sum of the Average Capital Employed (“ACE”) of MRB and the ACE

of APB for fiscal 2014. AOI for each business segment for fiscal 2014 was defined as (1) the business segment’s operating income for fiscal 2014, adjusted to eliminate the impact of Impairments, Discontinued Ops, Environmental Accruals, Environmental Expenses, Restructuring Charges, Acquisition Items, and Strategic Consulting Costs as (2) reduced by our budgeted tax rate for fiscal 2014 of 34.5%. ACE for each business segment for fiscal 2014 was generally defined as the average during the year of the business’ assets less its liabilities other than debt and excluding intercompany payables and receivables.
The Adjusted EPS performance goals were $0.28 per share for a 0.5x payout, $0.50 per share for a 0.75x payout, $1.00 per share for a 1x target payout, $1.23 per share for a 1.25x payout, $1.37 per share for a 2x payout, and $1.51 per share for a 3x payout, which is the maximum bonus payout under each part of the program as provided by Ms. Lundgren’s employment agreement. Payout for Adjusted EPS performance below the $0.28 per share and between each payout level is calculated using a linear calculation. We consider ROCE performance goals to be confidential financial information, the disclosure of which would result in competitive harm to us because it would reveal information about our growth profile and the anticipated effects of acquisitions, none of which is otherwise made public. The Adjusted EPS and ROCE target goals were set based on our budget and outlook for fiscal 2014 and at levels that the Committee considered challenging but achievable based on conditions at the time, including the divisional fiscal 2014 budgets, most recent forecasts and expected impacts of growth initiatives, capital projects and operational improvements undertaken in fiscal 2013 and planned for fiscal 2014, and the cyclical nature of our business. We reported EPS for fiscal 2014 of $0.22 per share and Adjusted EPS of $0.45 per share after adjustments to eliminate the impacts in fiscal 2014 of Impairments, Discontinued Ops, Environmental Accruals, Environmental Expenses, Restructuring Charges, Acquisition Items, and Tax Impacts. Ms. Lundgren was paid a cash bonus of $440,000 under this portion of the program based on a payout multiple of 0.70x for the Adjusted EPS portion and 0.48x for the ROCE portion.
The second part of Ms. Lundgren’s annual bonus program is based on the achievement of management objectives established by the Committee each year. The Committee established three management objectives for fiscal 2014. As in prior years, improvement in our workplace safety was a management objective, reflecting our ongoing focus in this area. One objective focused on productivity improvements and the other on MRB sales volumes and APB cars purchased volume .
The first management objective, weighted at 50% of this part of the bonus program, was based on achievement of productivity improvements pursuant to the Company’s publicly announced program, consisting of improvements in productivity and operating costs in fiscal 2014 from an aggregate combination of any one or more of conversion cost improvement, margin and operating income per ton improvement (including benefits from SG&A improvement), man hours per ton improvement, volume improvement and working capital improvement, as reported externally in connection with the program announced in the Company’s earnings call on October 29, 2013, with productivity improvements of $10,000,000 for a 0.5x payout, $21,000,000 for a 1.0x payout, $38,000,000 for a 2.0x payout and $57,000,000 for a 3.0x payout. The payout for productivity improvements below $10,000,000 would be determined based on a linear interpolation. Actual productivity improvements of $29,000,000 for fiscal 2014 resulted in a payout multiple of 1.48x and a payout of $555,000 for this objective.
The second management objective, weighted at 20% of this part of the bonus program, was based on OSHA safety metrics (reductions from fiscal 2013 in Total Incident Rate (“TCIR”), Lost Time Rate (“LTIR”) and Days Away, Restricted or Transferred Rate (“DART”)), with performance goals for each metric of a 5% improvement for a 0.5x payout, a 10% improvement for a 1x payout, a 15% improvement for a 2x payout and a 20% improvement for a 3x maximum payout. The Company’s safety performance in fiscal 2014 resulted in a payout multiple of 2.56x and payout of $383,000 for this objective.
The third management objective, weighted at 30% of this part of the bonus program, was based on MRB and APB volumes, measured by ferrous sales volumes of 4,241,000 tons for a 0.5x payout, 4,306,000 tons for a 1x payout, 4,500,000 tons for a 2x payout and 4,694,000 tons for a 3x maximum payout; nonferrous sales volumes of 512,000,000 pounds for a 0.5x payout, 520,000,000 pounds for a 1x payout, 543,000,000 for a 2x payout and 567,000,000 for a 3x maximum payout; and cars purchased of 356,000 for a 0.5x payout, 365,000 for a 1x payout, 374,000 for a 2x payout and 390,000 a 3x maximum payout. Payouts below the 0.5x level and above 4,177,000 ferrous tons, 504,000,000 non ferrous pounds and 347,000 cars would be determined based on a linear interpolation. Ferrous sales volumes, nonferrous sales volumes and cars purchased were weighted equally for this component. Actual results of 4,122,000 tons of ferrous sales, 555,000,000 pounds of nonferrous sales and 380,000 cars purchased resulted in payout multiples of zero, 2.49x and 2.36x, respectively, and payouts of zero, $186,000 and $176,000, respectively, for these objectives.
Accordingly, Ms. Lundgren was paid a total cash bonus of $1,740,000 for fiscal 2014. This amount is listed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
AICP for Other Executive Officers.    The AICP is a program established for our executive officers other than the CEO which recognizes overall Company performance, divisional performance relevant to the applicable executive officer and, for fiscal 2014, achievement of productivity improvement goals. Target bonuses based on a percentage of actual base salary paid during the fiscal year are established for each executive officer under the AICP. Target bonus percentages for Mr. Peach, Mr. Klauer and Mr.

Dyck remained unchanged in fiscal 2014 at 80%, 65%, and 50%, respectively. In September 2013, in connection with his promotion to president of MRB, the Committee approved an increase in Mr. Henderson's target bonus percentage from 50% to 75% effective August 15, 2013, which was his target bonus percentage for fiscal 2014. Differences in target bonus percentages among the named executive officers reflect their varying levels of responsibility, expertise, experiences, development within roles and positions within the industry.
For fiscal 2014, the Committee established a series of performance targets based on divisional operating income, divisional ROCE and our Adjusted EPS utilized the same adjustments as in the CEO's fiscal 2014 bonus program. The weighting of each component for each named executive officer is illustrated below. The weighting for Mr. Henderson and Mr. Klauer was adopted to drive strategic and operational collaboration between MRB and APB.

Performance Goal	Weighting for Mr. Peach	Weighting for Mr. Henderson	Weighting for Mr. Klauer	Weighting for Mr. Dyck
Adjusted EPS	30%	20%	20%	20%
MRB Operating Income		25%	15%
APB Operating Income		15%	25%
SMB Operating Income				40%
Weighted Average Operating Income	35%
MRB ROCE		25%	15%
APB ROCE		15%	25%
SMB ROCE				40%
Weighted Average ROCE	35%
The actual payout multiple for each participant was calculated by applying to the base payout multiple determined as provided above a safety metrics modifier. The safety metrics modifier was a percentage between 85% and 115% based on the performance in fiscal 2014 with respect to three safety metrics by the division in which the participant is employed: TCIR, LTIR and DART. The fiscal 2014 performance levels for each safety metric for each division corresponding to 85%, 100% and 115% safety metric modifiers are set forth in the table below:

Safety Metric	85% Safety Modifier	100% Safety Modifier	115% Safety Modifier
MRB:
TCIR	4.77	4.29	4.05
LTIR	2.16	1.84	1.73
DART	3.24	2.92	2.75
APB:
TCIR	5.08	4.57	4.32
LTIR	0.72	0.65	0.61
DART	3.58	3.22	3.04
SMB:
TCIR	10.16	8.64	8.13
LTIR	3.98	3.38	3.18
DART	6.18	5.25	4.94
Corporate Shared Services (SSI Total)
TCIR	5.35	4.82	4.55
LTIR	1.82	1.64	1.55
DART	3.61	3.25	3.07
For participants in each division the overall safety metrics modifier was the average of the modifiers determined for the three safety metrics for the division under the table above. The modifier for any safety metric achieved at a level lower than the 85% level was 85% and the modifier for any safety metric achiever at a level higher than the 115% was 115%. The modifier for any safety metric achieved at a level between two performance levels in the table was determined by interpolation between the two applicable levels.

The overall safety modifiers applied based on actual fiscal 2014 performance levels are shown in the table below:

Actual Safety Metric Modifier Based on Fiscal 2014 Results
MRB:
TCIR	1.15
LTIR	1.15
DART	1.15
Average MRB overall safety modifier	1.15
APB:
TCIR	0.91
LTIR	0.85
DART	1.15
Average APB overall safety modifier	0.97
SMB:
TCIR	1.15
LTIR	1.15
DART	1.15
Average SMB overall safety modifier	1.15
Corporate Shared Services (SSI Total)
TCIR	1.10
LTIR	1.15
DART	1.15
Average SSI overall safety modifier	1.13
The actual safety metrics modifiers for the named executive officers participating in the fiscal 2014 AICP were:

Named Executive Officer	Safety Metric Modifier
Richard D. Peach	1.13
Michael Henderson	1.15
Thomas D. Klauer	0.97
Jeffrey Dyck	1.15
For Mr. Peach, the operating income and ROCE measures were based on the weighted average of the payout multiples of the three business segments, with the weighting for operating income based on relative revenues and for ROCE based on relative ACE. The following shows the fiscal 2014 AICP performance goals for EPS and operating income, and the results and payout multiple earned for each goal:

	Performance Goals
Metric(1)	0.25x	0.50x	0.75x	1.00x	1.25x	2.00x	Results	Payout Multiple
Adjusted EPS	$0.14	$0.28	$0.50	$1.00	$1.23	$1.37	$0.45	0.70
MRB adjusted operating income	$22.5	$27.2	$34.6	$51.0	$56.1	$61.2	$30.1	0.60
APB adjusted operating income	$24.5	$27.7	$30.4	$36.0	$41.6	$44.3	$22.2	—
SMB adjusted operating income	$7.2	$7.7	$8.5	$9.4	$10.6	$12.5	$18.5	2.00
Weighted average adjusted payout multiple								0.72
______________________________
(1) Dollar amounts in millions.
We consider the divisional ROCE performance measures to be confidential financial information, the disclosure of which would result in competitive harm to us, as it would reveal to our competitors information about our growth profile, the effects of planned and anticipated acquisitions, and other divisional-specific data, none of which is otherwise made public. The levels of operating income assumed for each business segment in developing the levels for EPS as disclosed above were used for the divisional operating income and ROCE metrics, so the level of difficulty in achieving the respective operating income and ROCE goals for each business segment was generally consistent with the level of difficulty of achieving the EPS goals. The operating income and ROCE metrics were set at levels that the Committee considered challenging but achievable based on conditions at the time, including the divisional fiscal 2014 budgets, most recent forecasts and expected impacts of growth initiatives, capital projects and operational improvements undertaken in fiscal 2013 and planned for fiscal 2014, and the cyclical nature of our business. ROCE performance in fiscal 2014 resulted in payout multiples of 0.60x for MRB ROCE, 0.00x for APB ROCE, 2.00x for SMB ROCE, and 0.63x for the weighted average ROCE.

The following table summarizes the overall AICP results and payouts:

Named Executive Officer	Weighted Financial Goals Payout Multiple	Safety Metrics Modifier	Overall Multiple	Payout
Richard D. Peach	0.68	113%	0.77	$369,600
Michael Henderson	0.44	115%	0.51	$191,581
Thomas D. Klauer	0.32	97%	0.31	$110,825
Jeffrey Dyck	1.74	115%	2.00	$412,000

As part of its fiscal 2014 compensation review, the Committee recognized Mr. Henderson’s leadership in improvements in MRB's buying processes, safety performance, productivity, costs and leadership development and in cross-divisional initiatives.  The Committee believed these actions contributed substantially to our Metal Recycling Business increasing its adjusted operating income 38% year over year, delivering in excess of $20 million benefits in productivity and cost savings initiatives, and driving significantly improved performance in safety metrics.  As a result, Mr. Henderson was awarded an additional bonus of $100,000 to recognize his strong contributions in fiscal 2014.
Productivity Improvement Bonus Plan.    For fiscal 2014, the AICP also included a one-time Performance Improvement Bonus Plan (“PIBP”) for the named executive officers other than Ms. Lundgren and certain other employees focused on productivity improvement and cost savings initiatives that would contribute to improvements in the Company’s sustainable operating performance. A participant’s target bonus under the PIBP was equal to 20% of the participant’s target bonus established for fiscal 2014 under the AICP. The PIBP was based on the dollar amount of productivity improvements achieved in fiscal 2014 by the Company in the following areas:

•
Reductions in operating expenses resulting from reduced organizational layers and consolidating positions, productivity improvements, non-trade procurement savings, internal synergies and other operating efficiencies pursuant to the initiatives announced by the Company in its October 29, 2013 earnings release, with the amount of productivity improvements in this area for purposes of the PIBP being the same amount as publicly reported by the Company following completion of fiscal 2014.

•	Increases in operating income in fiscal 2014 over fiscal 2013 of certain MRB operations as reported in the Company’s internal financial reports.
Payout multiples under the PIBP were to be determined as follows based on the level of productivity improvements achieved:

Productivity Improvements	Payout as a Multiple of Participant's PIBP Target Bonus
$57 million	1.50X
$38 million	1.00X
$32 million	0.80X

For achievement of productivity improvements between two performance levels in the above table, the payout multiple was determined by interpolation between the two applicable performance levels. Payment of a bonus for performance below the 0.80x payout level was at the discretion of the Committee, taking into account the recommendation of management. Actual productivity improvements of $35 million resulted in the following payouts:

Named Executive Officer	PIPB Payout
Richard D. Peach	$88,320
Michael Henderson	$69,000
Thomas D. Klauer	$65,780
Jeffrey Dyck	$37,904
Long Term Incentive Program.    All of our executive officers participate in the LTIP. Since 2005, our LTIP has consisted of two components: stock options or RSUs (time-vested awards) and performance shares. Annual LTIP award values are split equally between the two components, with the number of RSUs and the target number of performance shares calculated based on the closing market price of our common stock on the determination date, and the number of stock options calculated based on the Black-Scholes value of the options on the determination date. LTIP awards are made by the Committee pursuant to our Policy on Employee Equity Awards, which was adopted by the Board in April 2007 and sets forth the process for granting equity awards. LTIP awards to executive officers are generally made based on grant guidelines expressed as a percentage of salary. Grant guidelines for executive officers other than the CEO are developed each year based on a review of (a) market-based LTIP grant levels, as assessed by both the Committee’s and management’s consultants, (b) prior year grant guidelines, and (c) CEO recommendations, taking into account performance and internal pay equity considerations, including the relative scope of the business responsibilities of each officer, the markets in which their business segment operates, and their individual performance. Grant guidelines for the CEO are developed each year by the Committee based on a review of market-based LTIP grant levels and prior year grant guidelines and an exercise of its discretion, taking into account executive performance.
Our historical practice had been to determine annual LTIP award levels in the fourth fiscal quarter of each year and make the awards under the option or RSU component at that time, with the awards under the performance share component delayed until the first quarter of the next fiscal year after performance goals for the ensuing three-year performance cycle have been determined. We modified this historical practice in fiscal 2012 and continued this approach in fiscal 2013 and fiscal 2014. In November 2013, the Committee again determined that continuing market uncertainties made establishing three-year performance targets extremely difficult. At that time, the Committee determined annual LTIP award levels in accordance with past practice, granted RSUs for one-half of the annual award and granted performance share awards with a two-year performance period covering fiscal 2014-2015 (as described under “Performance Shares” below) for one-half of the annual awards. We plan to continue to make both RSU and performance share awards at the same time, generally in November of the fiscal year.
The LTIP award level approved in the first quarter of fiscal 2014 for Ms. Lundgren was 300% of her base salary, which was the same percentage of salary as in fiscal 2013. The grant levels for the other named executive officers as a percentage of base salary were 160% for Mr. Peach, 125% for Mr. Henderson, 150% for Mr. Klauer and 100% for Mr. Dyck. These grants placed the officers at the levels deemed by the Committee to be appropriate and reasonable in light of his or her respective performance, expertise, experience and development within roles and responsibilities. In designing the LTIP, the Committee sought to make awards within a broad range on either side of the market median to individualize the award to the level of responsibility and performance of the recipient. The grant date fair values of LTIP awards made to each of our named executive officers are disclosed in the “Stock Awards” column of the “Summary Compensation Table”.
Stock Options and RSUs.    The objectives of stock options and RSUs are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for executive officers to remain with the Company for the long term. Awarded options (other than the out-of-the-money options granted to certain executive officers in lieu of annual bonuses in fiscal 2012) have an exercise price equal to the market price of our common stock on the grant date, vest over five years, and typically have a term of 10 years. Awarded RSUs generally vest over five years. Since fiscal 2007, we have granted RSUs instead of stock options to executive officers and other key employees to increase the equity ownership of senior management and provide a time-based retention incentive that the Committee believes better meets its compensation and retention objectives. All RSU awards under the LTIP were made pursuant to our standard form of restricted stock unit award agreement. See “All Other Stock Awards: Number of Shares of Stock or Units” in the “Grants of Plan-Based Awards in Fiscal 2014” table.
Performance Shares.     Performance-based long-term incentive awards payable in our common stock are designed to focus our executive officers on the achievement of long-term objective performance goals established by the Committee and vest only to the extent those performance goals are met.

In August 2013 the Committee granted performance share awards for the two-year performance period covering fiscal 2014 and 2015 and used as metrics year-over-year improvement in earnings before interest, taxes, depreciation and amortization (“EBITDA”) for each of fiscal 2014 and 2015 (weighted at 50%) and year-over-year improvement in return on equity (net income attributable to SSI divided by average shareholders’ equity) (“ROE”) for the same two fiscal years (weighted at 50%). EBITDA and ROE for each fiscal year will be adjusted to eliminate the impacts of Restructuring Charges, Impairments, Discontinued Ops, Portland Harbor Items, and changes in accounting principles, and EBITDA will also be adjusted to eliminate any charges taken to reduce inventory values to net realizable value. EBITDA and ROE performance for fiscal 2014 resulted in payout multiples of 1.00x and 1.15x, respectively, based on EBITDA as adjusted of $108,400,000 in fiscal 2014. We consider the EBITDA improvement targets for uncompleted years of the performance period and the ROE improvement targets for all years of the performance period to be confidential financial information, the disclosure of which would result in competitive harm to us because they would reveal information about our growth profile and the effects of anticipated capital expenditures and corporate acquisitions, none of which is otherwise made public. Disclosure of this information would also impair our ability to make acquisitions because it would place us at a competitive disadvantage by providing competitors sensitive information about our transaction pricing and acquisition strategy. The number of shares issuable to each named executive officer for the first year of these awards is shown in the "Outstanding Equity Awards at Fiscal 2014 Year-End" table.
To create further diversity in the performance metrics for long-term awards covering the same period, the Committee used different performance metrics for the performance share awards granted in November 2013 for the two-year performance period covering fiscal 2014 and 2015. The performance metrics utilized were ferrous sales volumes, nonferrous sales volumes, car purchase volumes, MRB operating income per ton (“MRB OI”), APB operating margin (“APB OM”), SMB finished steel products sales volumes and SMB operating income per ton (“SMB OI”). MRB OI, APB OM and SMB OI for each fiscal year will be adjusted to eliminate the impacts of Restructuring Charges, Impairments, Environmental Accruals, Environmental Expenses, Discontinued Ops, Acquisition Items and changes in accounting principles. For participants in MRB or APB, applicable performance metrics are one-half ferrous sales volumes, nonferrous sales volumes and car purchase volumes (each weighted equally), one-quarter MRB OI and one-quarter APB OM. For participants in SMB, the applicable performance metrics were SMB sales volumes and SMB OI, weighted equally. For participants in Corporate Shared Services, payouts were based on the weighted average payouts on the MRB/APB and SMB performance metrics.

The targets for the performance metrics for the performance share grants in November 2013 (volumes in thousands) are:

FY14 Target Payout Metrics
	Ferrous Sales Volumes (Tons)	Nonferrous Sales Volumes (lbs)	Car Purchase Volumes	MRB Operating Income per Ton	APB Operating Margin	SMB Sales Volumes (Finished Steel, in Tons)	SMB Operating Income per Ton	FY14 Payout Factor
	4,306	520	365	$6.33	8.2%	488	$15.78	0.5x
	4,371	528	369	$8.05	9.0%	495	$17.42	0.75x
	4,435	536	374	$11.86	10.6%	503	$19.26	1.0x
	4,500	543	379	$13.03	12.3%	510	$21.72	1.25x
more than	4,694	567	390	$14.21	13.1%	517	$25.61	2.0x

FY15 Target Payout Metrics
	Ferrous Sales Volumes (Tons)	Nonferrous Sales Volumes (lbs)	Car Purchase Volumes	MRB Operating Income per Ton	APB Operating Margin	SMB Sales Volumes (Finished Steel, in Tons)	SMB Operating Income per Ton	FY15 Payout Factor
	4,521	546	383	$6.64	8.6%	503	$16.57	0.5x
	4,629	559	391	$8.65	10.2%	510	$18.72	0.75x
	4,737	572	399	$13.05	13.4%	517	$21.19	1.0x
	4,833	584	409	$14.66	16.8%	532	$24.44	1.25x
more than	5,124	619	425	$16.34	18.4%	547	$29.46	2.0x
These performance targets were set at levels the Committee considered challenging but reasonably achievable based on the Company’s financial results in fiscal 2013, the current and expectations of future market conditions, global macroeconomic factors, the cyclical nature of our business and industry, and our view of future performance at the time of the Committee’s action.

The payout factors based on fiscal 2014 performance are:

FY14 Actual Results
	Ferrous Sales Volumes (Tons)	Nonferrous Volumes (lbs)	Car Purchase Volumes	MRB Operating Income per Ton	APB Operating Margin	SMB Sales Volumes (Finished Steel, in Tons)	SMB Operating Income per Ton
Results	4,122	555	380	$7.3	6.8%	533	$34.75
Weighted Percentage	—	27%	22%	16%	—	100%	100%
The MRB/APB, SMB and Corporate Shared Services payout multiples for fiscal 2014 were 0.65x, 2.00x and 0.83x, respectively. The number of shares issuable to each named executive officer for the first year of these awards is shown in the "Outstanding Equity Awards at Fiscal 2014 Year-End" table.
A participant generally must be employed by us on the October 31 following the end of the performance period to receive an award payout, although adjusted awards, pro-rated based on the period of employment during the performance period, will be paid if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A common stock as soon as practicable after the October 31 following the end of the performance period. In fiscal 2012, we added a provision under which violation of certain non-competition covenants during the first year following termination of employment will trigger an obligation to repay any award paid out in the preceding year. See the “Stock Awards” column in the “Summary Compensation Table” and “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in Fiscal 2014” table.
The two-year performance period for the performance share awards made in fiscal 2012 ended on August 31, 2014. These awards used annual improvement in Adjusted EBITDA and in Adjusted ROE, weighted equally, for the fiscal years 2013 and 2014 as metrics. Adjusted EBITDA for each fiscal year was defined as the sum of the Company’s operating income for that fiscal year and the Company’s depreciation and amortization for that fiscal year as set forth in the Company’s audited financial statements, adjusted for changes in accounting principles, Restructuring Charges, Impairments, Discontinued Ops, the impact of any changes in environmental liabilities in connection with the Portland Harbor Superfund Site investigation and remediation costs and natural resource damage claims (“Portland Harbor Accruals”), the impact of any charges to reduce the recorded value of inventory to net realizable value (“NRV Adjustments”) and the income tax impact of the foregoing items on net income attributable to noncontrolling interests (“NCI Tax Effects”). Adjusted ROE for each fiscal year was defined as Adjusted Net Income for the fiscal year divided by Average Adjusted Shareholders’ Equity for the year, expressed as a percentage and rounded to the nearest hundredth of a percentage point. Adjusted Net Income for each fiscal year was defined as the net income or loss attributable to SSI as set forth in the audited consolidated statement of operations adjusted for changes in accounting principles, Restructuring Charges, Impairments, Discontinued Ops, Portland Harbor Accruals and NCI Tax Effects. Adjusted Shareholders’ Equity was defined as the total shareholders’ equity on SSI's balance sheet as of any date adjusted for changes in accounting principles, Impairments, and Portland Harbor Accruals; and Average Adjusted Shareholders Equity for each fiscal year was defined as the average of five numbers consisting of the Adjusted Shareholders’ Equity as of the last day of the fiscal year and the last day of each of the four preceding fiscal quarters. The EBITDA payout was based on the average of the EBITDA payout factors for each of the fiscal years described below, provided that if Adjusted Operating Income for any fiscal year was less than zero, the payout factor for that year was zero. The ROE payout was based on the average of the ROE payout factors for each fiscal year described below, provided that if the Adjusted ROE for any fiscal year was less than zero, the payout factor for that year was zero.
In light of the uncertain economic conditions at the time, the Committee established performance targets for each year based on an improvement over the prior year’s performance to provide greater correlation between the performance targets to be achieved for each performance period and the market environment at the time. The performance targets were based on an overall objective of encouraging progress in the performance period toward achievement of financial results equivalent to fiscal 2011. For the fiscal 2013 performance period, the 1.0x level of performance was based on levels of Adjusted EBITDA and Adjusted ROE which would be flat compared to fiscal 2012, with the 2.0x level representing recovering approximately half of the decline in performance between fiscal 2011 and fiscal 2012. For the fiscal 2014 performance period the 1.0x level of performance required significant improvement compared to fiscal 2013 results and the 2.0x level, when coupled with a similar level of performance in fiscal 2013, was designed to lead to financial results equivalent to fiscal 2011.
The performance goals and associated payout factors for fiscal 2013 EBITDA Improvement were (17.0)% for a 0.5x payout, (10.0)% for a 0.75x payout, 0.0% for a 1.0x payout, 23.0% for a 1.25x payout and 45.0% or more for a 2.0x payout. The performance goals and associated payout factors for fiscal 2013 ROE Improvement were (1.5)% for a 0.5x payout, (0.8)% for a 0.75x payout, 0.0% for a 1.0x payout, 1.9% for a 1.25x payout and 3.7% or more for a 2.0x payout. The performance goals and associated payout factors for fiscal 2014 EBITDA Improvement were (20.0)% for a 0.5x payout, (0.0)% for a 0.75x payout, 24.0% for a 1.0x payout, 28.0% for a 1.25x payout and 32.0% or more for a 2.0x payout. The performance goals and associated payout factors for fiscal

2014 ROE Improvement were (2.5)% for a 0.5x payout, (0.0)% for a 0.75x payout, 2.2% for a 1.0x payout, 3.4% for a 1.25x payout and 3.5% or more for a 2.0x payout.
In fiscal 2013, the Company faced significant market headwinds throughout the year, and Adjusted EBITDA declined 38.8% compared to the prior fiscal year, resulting in a payout factor of 0.0x. Similarly, Adjusted ROE declined 3.6 percentage points, also resulting in a payout factor of 0.0x. In fiscal 2014, the Company implemented additional productivity improvement measures and performance improved notwithstanding continued difficult market conditions. Adjusted EBITDA increased 24.4% and Adjusted ROE increased 1.8 percentage points over FY13, resulting in payout factors of 1.03x and 0.95x, respectively. The combined payout factors for the two-year performance period were 0.51x for EBITDA and 0.47x for ROE. Based on these results, the combined performance share payout multiple for this performance period was 0.49x.
Except in the case of certain qualified terminations, participants were required to remain in our employ until October 31, 2014 to receive their performance share payouts. Each named executive officer was employed by us on October 31, 2014, and the number of shares issued to each named executive officer under these awards is shown in the “Outstanding Equity Awards at Fiscal 2014 Year-End” table.
Executive Benefits.    Our executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. Named executive officers are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package we believe is necessary to attract and retain the desired level of executive talent.
Retirement Plans.    We maintain 401(k) plans and a Pension Retirement Plan (the “Pension Plan”) for our employees, including the named executive officers. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits have been accrued for participants since that date.
We also maintain a Supplemental Executive Retirement Bonus Plan (“SERBP”) in which Ms. Lundgren participates. We have not added any participants to the SERBP since 2005. See “Pension Benefits at Fiscal 2014 Year End” for descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the named executive officers under the Pension Plan and the SERBP.
Change-in-Control Agreements.    To ensure that we offer competitive compensation to our executive officers, and to attract and retain top executive talent, we offer severance benefits under change-in-control agreements as part of our executive compensation packages. The purpose of these agreements is to ensure that we will have the continued attention and dedication of our senior executives during a potential change of control. The Committee believes these agreements are in the best interest of shareholders by providing certainty as to what executives would receive in a change of control, enabling them to remain focused on the business during a period of uncertainty. In April 2008, the Committee approved change in control severance agreements for Messrs. Peach, Klauer and Dyck. In October 2008, the Committee approved an amended change in control agreement with Ms. Lundgren, which amended and restated her change in control agreement entered into in March 2006. In September 2013 the Committee approved a change in control agreement for Mr. Henderson, which does not include any tax gross-up provisions. The specific terms of the change-in-control agreements and the potential benefits payable under the agreements are discussed under “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control” below. At the times the agreements currently in effect were approved, the Committee received advice from PM&P, and the Company received advice from Towers Watson, that the terms were competitive and consistent with market practices.
Indemnity Agreements.    We have entered into indemnity agreements with each named executive officer pursuant to which we agree to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.
Other Benefits.    Certain executive officers receive a monthly automobile allowance and use of a Company-provided credit card for fuel purchases. Both amounts are taxable to the executive as compensation income. Certain executive officers also participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by our basic medical and dental plans.

Employment Agreements
We entered into an employment agreement with Ms. Lundgren in connection with her initial employment. In October 2008, we entered into an amended and restated employment agreement with Ms. Lundgren, which became effective on December 1, 2008 in connection with her becoming President and CEO, and which superseded the prior agreement. That agreement was further amended in June 2011.
Ms. Lundgren’s employment agreement governs the terms and conditions of her employment as CEO through December 1, 2015, provided that on December 1, 2015, and on each December 1 thereafter, the employment agreement automatically extends for an additional one-year period unless we or Ms. Lundgren elects not to extend the term. On December 1, 2014 her employment agreement was automatically extended for an additional one-year period. Ms. Lundgren's current base salary of $1,000,000, a target bonus of 150% of year-end base salary and a maximum bonus payment of 3x target have remained unchanged since May 2011.
Ms. Lundgren’s employment agreement executed in 2008 in connection with her becoming President and CEO provided for (i) an annual base salary of $800,000, subject to annual review and increase, but not decrease, by the Committee (see the discussion under “Base Salary”), (ii) a one-time signing bonus of $900,000 to defray costs associated with Ms. Lundgren arranging housing in Portland and associated expenses, which had been subject to repayment for termination by Ms. Lundgren without good reason during the initial 36 months of her employment as CEO, and (iii) an annual cash bonus as described under “Annual Performance Bonus Program for Ms. Lundgren.” It was subsequently amended in June 2011. Under the June 2011 amendment, (i) Ms. Lundgren’s annual base salary was increased to $1,000,000 effective May 1, 2011 and (ii) her target bonus under the annual bonus program was increased from 100% to 150% of year-end base salary and the maximum bonus payment under the financial performance portion of the annual bonus program was reduced from 7x target to 3x target, resulting in a decrease in her overall maximum annual bonus from 5x target to 3x target, effective with the Company’s 2012 fiscal year, to better align the bonus structure with market practice.
In the event that Ms. Lundgren’s employment is terminated by us without cause, including our decision not to extend the term of the employment agreement, or by Ms. Lundgren for good reason and not under circumstances that would give rise to severance payments to Ms. Lundgren under her change in control agreement, Ms. Lundgren would be entitled to receive severance and other benefits as described under “Potential Payments Upon Termination or Change in Control.” These benefits were negotiated as part of her original employment agreement in 2005.

Officer Stock Ownership Policy
To promote the long-term alignment of the interests of our officers and shareholders, we adopted the Officer Stock Ownership Policy. The policy requires each of our officers to accumulate ownership of Class A common stock with a value equal to the following multiples of base salary: CEO: 5x; Senior Vice Presidents: 2x; and Vice Presidents: 1x. To reduce the impact of stock price fluctuations on an officer’s ongoing obligation to achieve and maintain compliance with this policy, shares purchased in the open market are valued at cost, shares acquired under RSUs or LTIP performance share awards are valued at the market price on vesting, and shares acquired under stock options are valued at the market price at the time of exercise of the option, and these values remain constant. Until the requisite level of ownership is achieved, officers are required to retain at least 50% of the shares (net of shares withheld to cover taxes or sold to cover the option exercise price and taxes) received under RSUs, stock options and performance share awards.The policy also requires officers who have achieved compliance to thereafter maintain at least the minimum ownership level and to retain 50% of the net shares received thereafter under RSUs, stock options and performance share awards for at least three years. While only Ms. Lundgren and Mr. Dyck have achieved the minimum ownership required, each of the named executive officers was otherwise in compliance with the policy as of August 31, 2014.

Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 per person the amount that we may deduct for compensation paid in any year to any of the named executive officers (other than the CFO, whose pay is excluded pursuant to Internal Revenue Service Notice 2007-49). The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with our overall compensation objectives. The Committee has structured some of our compensation programs to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Other compensation programs may not qualify as performance-based compensation under Section 162(m) because they involve individual or non-objective performance measures or the Committee retains discretion in applying the performance criteria. Our LTIP performance share awards are intended to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Under IRS regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements, and it was our policy when granting options to meet the requirements of Section 162(m) so that the option exercise compensation is deductible by us. To address deductibility of bonus compensation under Section 162(m), the Board adopted, and in 2010 the shareholders re-approved and amended, the Executive Annual Bonus Plan pursuant to which bonus compensation may qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Even though the bonus paid to the CEO under the Executive Annual Performance Bonus Program and the LTIP performance shares which vested in fiscal 2014 are intended to qualify as performance-based, a portion of the compensation paid to Ms. Lundgren and to Mr. Dyck for fiscal 2014 will not be deductible by us.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.
COMPENSATION COMMITTEE
Judith A. Johansen, Chair
William A. Furman
Wayland R. Hicks

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth certain information concerning compensation of the named executive officers during the fiscal years ended August 31, 2012, 2013 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Tamara L. Lundgren	2014	1,000,000	—	3,499,992	—	1,740,000	158,218	30,192	6,428,402
President and Chief Executive Officer	2013	1,000,000	—	2,999,966	—	615,000	73,057	29,415	4,717,438
	2012	1,000,000	75,000	2,816,650	433,275	960,000	275,069	34,492	5,594,486
Richard D. Peach	2014	600,000	—	959,942	—	457,920	—	24,733	2,042,595
Senior Vice President and Chief Financial Officer	2013	571,154	41,123	1,014,338	—	77,677	—	23,352	1,727,644
	2012	570,000	—	663,335	328,311	127,680	—	39,566	1,728,892
Michael Henderson	2014	500,865	100,000	624,992	—	260,581	—	27,459	1,513,897
Senior Vice President and President, Metals Recycling Business

Thomas D. Klauer	2014	550,000	—	824,972	—	176,605	—	33,934	1,585,511
Senior Vice President and President, Auto Parts Business	2013	476,154	45,475	712,491	—	37,140	—	30,292	1,301,552
	2012	470,000	—	494,414	183,299	122,200	—	41,434	1,311,347
Jeffrey Dyck	2014	412,000	—	411,998	—	449,904	—	23,799	1,297,701
Senior Vice President and President, Steel Manufacturing Business	2013	400,462	12,014	349,959	—	356,411	—	20,060	1,138,906

______________________________

(1)
Amount for Ms. Lundgren represents the portion of the $900,000 sign on bonus to defray costs associated with arranging housing in Portland received under her amended employment agreement that vested in fiscal year 2012. Amounts for fiscal 2013 reflect the portion of bonuses paid under the Company’s AICP in fiscal 2013 resulting from discretion exercised by the Compensation Committee following completion of the fiscal year. Amount for Mr. Henderson is a discretionary bonus. See “Compensation Discussion and Analysis - Annual Incentive Programs.”

(2)
Represents the aggregate grant date fair value of stock awards granted during each of the years computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the named executive officers. Stock awards consist of RSUs and LTIP performance shares, in each case valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. For LTIP performance shares, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued. If the maximum number of shares issuable under LTIP performance share awards had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2014 would have been $5,249,987 for Ms. Lundgren, $1,439,913 for Mr. Peach, $937,488 for Mr. Henderson, $1,237,458 for Mr. Klauer and $617,996 for Mr. Dyck.

(3)
Non-Equity Incentive Plan Compensation in fiscal 2014 consists of amounts paid under the AICP or the annual bonus program under Ms. Lundgren’s employment agreement based on the achievement of performance goals, in the following amounts: Ms. Lundgren, $1,740,000; Mr. Peach, $369,600; Mr. Henderson, $191,581; Mr. Klauer, $110,825; and Mr. Dyck, $412,000. Additionally, fiscal 2014 includes following amounts paid under the PIBP: Mr. Peach, $88,320; Mr. Henderson, $69,000; Mr. Klauer, $65,780; and Mr. Dyck, $37,904. See “Compensation Discussion and Analysis – Annual Incentive Programs.”

(4)
Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP for each of the years presented using the same pension plan measurement date used for financial statement reporting purposes.

(5)
Includes for fiscal 2014 Company matching contributions to the account of each named executive officer under the 401(k) Plan in the following amounts: Ms. Lundgren, Mr. Peach, Mr. Klauer and Mr. Dyck, $10,400; and Mr. Henderson, $10,156. Includes for fiscal 2014 amounts paid for out-of-pocket medical expenses under the supplemental executive medical benefits plan in the following amounts: Ms. Lundgren, $4,856. Includes for fiscal 2014 premiums paid for life, disability and other insurance in the following amounts: Ms. Lundgren, $5,244; Mr. Peach and Mr. Henderson, $3,264; Mr. Klauer, $3,462; and

Mr. Dyck, $2,916. Includes for fiscal 2014 automobile allowance and fuel purchase fringe benefits in the following amounts: Ms. Lundgren, $9,691; Mr. Peach, $11,069; Mr. Henderson, $14,039; Mr. Klauer, $20,072; and Mr. Dyck, $10,484.

Grants of Plan-Based Awards in Fiscal 2014

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tamara L. Lundgren	11/21/2013				28,642	57,283	114,566		1,749,996
	11/21/2013							57,283	1,749,996
		—	1,500,000	4,500,000
Richard D. Peach	11/21/2013				7,856	15,711	31,422		479,971
	11/21/2013							15,711	479,971
		102,000	480,000	1,104,000
Michael Henderson	11/21/2013				5,115	10,229	20,458		312,496
	11/21/2013							10,229	312,496
		79,825	375,649	863,993
Thomas D. Klauer	11/21/2013				6,751	13,502	27,004		412,486
	11/21/2013							13,502	412,486
		75,969	357,500	822,250
Jeffrey Dyck	11/21/2013				3,372	6,743	13,486		205,999
	11/21/2013							6,743	205,999
		43,775	206,000	473,800
_____________________

(1)
All amounts reported in these columns represent the potential bonuses payable for performance in fiscal 2014 under the Company’s AICP or the annual bonus program under Ms. Lundgren’s employment agreement. The Committee annually approves target bonus levels as a percentage of either base salary as of the end of the fiscal year (for Ms. Lundgren) or base salary actually paid during the fiscal year (for other officers). The total target bonus percentages for the named executive officers were: Ms. Lundgren, 150%; Mr. Peach, 80%; Mr. Henderson, 75%; Mr. Klauer, 65%; and Mr. Dyck, 50%. For Messrs. Peach, Henderson, Klauer and Dyck, the Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis – Annual Incentive Programs.” Bonus amounts earned based on fiscal 2014 performance are included under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table.”

(2)
Amounts reported in these columns for named executive officers represent LTIP performance share awards granted in fiscal 2014 and are based on performance during fiscal years 2014 and 2015. See “Compensation Discussion and Analysis – Long Term Incentive Program.”

(3)
Represents RSUs granted under the Company’s SIP. RSUs generally vest ratably over five years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

(4)
Represents the aggregate grant date fair value of RSUs and LTIP performance share awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A common stock on the grant date. The grant date fair value of the LTIP performance share awards is calculated by multiplying the target number of shares issuable under the award by the closing market price of the Company’s Class A common stock on the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2014
We entered into an employment agreement with Ms. Lundgren in connection with her initial employment. See “Compensation Discussion and Analysis–Employment Agreements” above for a description of the material terms of her employment agreement.

Outstanding Equity Awards at Fiscal 2014 Year End
The following table sets forth certain information concerning outstanding equity awards for each named executive officer as of August 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Tamara L. Lundgren	10,000	—	30.19	10/19/2015	—		—	—		—
	10,276	—	34.46	11/29/2015	—		—	—		—
	4,884	—	30.71	1/11/2016	—		—	—		—
	150,000	—	34.75	8/28/2017	—		—	—		—
	—	—	—	—	5,688	(4)	157,501	—		—
	—	—	—	—	11,272	(5)	312,122	—		—
	—	—	—	—	11,272	(5)	312,122	—		—
	—	—	—	—	2,763	(6)	76,507	—		—
	—	—	—	—	29,508	(7)	817,077	—		—
	—	—	—	—	57,283	(8)	1,586,166	—		—
	—	—	—	—	27,978	(9)	774,711	—		—
	—	—	—	—	29,725	(10)	823,085	55,411	(12)	1,534,331
	—	—	—	—	23,871	(11)	660,988	57,283	(13)	1,586,166
Richard D. Peach	49,092	—	34.75	8/28/2017	—		—	—		—
	—	—	—	—	1,138	(4)	31,511	—		—
	—	—	—	—	2,142	(5)	59,312	—		—
	—	—	—	—	2,142	(5)	59,312	—		—
	—	—	—	—	10,512	(7)	291,077	—		—
	—	—	—	—	15,711	(8)	435,038	—		—
	—	—	—	—	7,973	(9)	220,772	—		—
	—	—	—	—	9,511	(10)	263,360	17,731	(12)	490,971
	—	—	—	—	6,547	(11)	181,286	15,711	(13)	435,038
Michael Henderson	—	—	—	—	3,197	(7)	88,525	—		—
	—	—	—	—	10,229	(8)	283,241	—		—
	—	—	—	—	3,030	(8)	83,901	—		—
	—	—	—	—	4,954	(10)	137,176	9,235	(12)	255,717
	—	—	—	—	3,308	(11)	91,599	10,229	(13)	283,241
Thomas D. Klauer	2,936	—	34.46	11/29/2015	—		—	—		—
	6,046	—	34.73	7/25/2016	—		—	—		—
	32,890	—	34.75	8/28/2017	—		—	—		—
	—	—	—	—	948	(4)	26,250	—		—
	—	—	—	—	1,766	(5)	48,901	—		—
	—	—	—	—	1,766	(5)	48,901	—		—
	—	—	—	—	5,902	(7)	163,426	—		—
	—	—	—	—	13,502	(8)	373,870	—		—
	—	—	—	—	5,595	(9)	154,926	—		—
	—	—	—	—	8,174	(10)	226,338	15,238	(12)	421,940
	—	—	—	—	4,367	(11)	120,922	13,502	(13)	373,870

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Share or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jeffrey Dyck	587	—	34.46	11/29/2015	—		—	—		—
	21,532	—	34.75	8/28/2017	—		—	—		—
	—	—	—	—	685	(4)	18,968	—		—
	—	—	—	—	1,222	(5)	33,837	—		—
	—	—	—	—	1,222	(5)	33,837	—		—
	—	—	—	—	3,443	(7)	95,337	—		—
	—	—	—	—	6,743	(8)	186,714	—		—
	—	—	—	—	3,263	(9)	90,352	—		—
	—	—	—	—	3,467	(10)	96,001	6,464	(12)	178,988
	—	—	—	—	6,743	(11)	186,714	6,743	(13)	186,714
______________________________

(1)
Options to purchase Class A common stock granted prior to fiscal 2012 generally became exercisable for 20% of the shares on June 1 following the grant date and on June 1 of each of the next four years thereafter, becoming fully exercisable on the fifth June 1 following the grant date, subject to continued employment, and accelerated vesting under certain circumstances. Options granted during fiscal 2012 became exercisable for 100% of the shares on the second anniversary of the grant date. All options are fully vested.

(2)
RSUs granted before fiscal 2014 generally vest for 20% of the shares on June 1 following the grant date and on June 1 of each of the next four years thereafter, becoming fully vested on the fifth June 1 following the grant date, subject to continued employment and accelerated vesting under certain circumstances. RSUs granted during fiscal 2014 and after generally vest for 20% of the shares on October 31 following the grant date and on October 31 of the next four year thereafter, becoming fully vested on the fifth October 31 following the grant date, subject to continued employment and accelerated vesting under certain circumstances.

(3)	Market values of all shares are based on the closing price of the Class A common stock on the last trading day of fiscal 2014.

(4)	This RSU will be fully vested on June 1, 2015.

(5)	This RSU vests as to 50% of the shares on June 1 each year in 2015 and 2016.

(6)	This RSU will vest fully on August 28, 2017.

(7)	This RSU vests as to 33.3% of the shares on June 1 each year in 2015, 2016 and 2017.

(8)	This RSU vests as to 20% of the shares on October 31 each year in 2014, 2015, 2016, 2017 and 2018.

(9)
Reflects LTIP shares that were subject to performance over the performance period of fiscal 2013-2014. The number of shares issuable was based on performance during this period, and vesting of these shares was also subject to continued employment, or a qualified termination of employment, on October 31, 2014.

(10)
One-half of the target shares subject to LTIP performance share awards granted in fiscal 2013 were subject to performance during fiscal 2014, with the other one-half of the target shares subject to performance in fiscal 2015. The amount in the table for each named executive officer is the number of shares that are issuable under these awards based on performance during fiscal 2014, with vesting of these shares subject to continued employment until October 31, 2015.

(11)
One-half of the target shares subject to LTIP performance share awards granted in fiscal 2014 were subject to performance during fiscal 2014, with the other one-half of the target shares subject to performance in fiscal 2015. The amount in the table for each named executive officer is the number of shares that are issuable under these awards based on performance during fiscal 2014, with vesting of these shares subject to continued employment until October 31, 2015.

(12)
Reflects the portion of the LTIP performance share awards that were granted in fiscal 2013 that will vest subject to and based on performance during fiscal 2015. Share amounts are based on the number of shares that would be issued at the 2x maximum level of performance.

(13)
Reflects the LTIP performance share awards that were granted in fiscal 2014 that will vest subject to and based on performance during fiscal 2015. Share amounts are based on the number of shares that would be issued at the 2x maximum level of performance.

Option Exercises and Stock Vested in Fiscal 2014
The following table sets forth certain information concerning stock option exercises and vesting of stock for each named executive officer during the fiscal year ended August 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Tamara L. Lundgren	—	—	46,945	1,233,725
Richard D. Peach	—	—	10,774	281,256
Michael Henderson	—	—	1,065	26,540
Thomas D. Klauer	—	—	7,868	206,515
Jeffrey Dyck	—	—	5,847	154,236
______________________________

(1)	The value realized on vesting is based on the closing price of the Class A Common stock on the vesting date.
Pension Benefits at Fiscal 2014 Year End
The following table sets forth certain information concerning accrued pension benefits for each named executive officer as of August 31, 2014.

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Tamara L. Lundgren	57	Pension Retirement Plan	9	44,709	—
		Suppl. Exec. Retirement Bonus Plan	8.92	696,283	—
Richard D. Peach	51	Pension Retirement Plan	—	—	—
Michael Henderson	55	Pension Retirement Plan	—	—	—
Thomas D. Klauer	60	Pension Retirement Plan	—	—	—
Jeffrey Dyck	51	Pension Retirement Plan	—	—	—
______________________________

(1)
The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2014 of each named executive officer’s frozen pension benefit, assuming commencement of benefit payments at age 65. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement. The SERBP Present Value of Accumulated Benefit in the table above represents the actuarial present value as of August 31, 2014 of Ms. Lundgren’s pension benefit calculated based on years of credited service and the maximum SERBP benefit level as of that date and assuming commencement of benefit payments at age 60. Actuarial present values were calculated using a discount rate of 4.05% with respect to the Pension Retirement Plan and 3.71% with respect to the SERBP, and the mortality table set forth in IRS Revenue Ruling 2007-67 for both plans, the same assumptions used in the pension benefit calculations reflected in the Company’s audited consolidated balance sheet for the year ended August 31, 2014. See “Compensation Discussion and Analysis – Elements of Compensation – Executive Benefits – Retirement Plans.”

Defined Benefit Retirement Plans
Pension Retirement Plan.    The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning upon the later of retirement or age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation for executive officers included base salary, subject to a legal limit for the year. Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.
Supplemental Executive Retirement Bonus Plan.    The SERBP was adopted to provide a competitive level of retirement income for key executive officers selected by the Board. SERBP benefits become fully vested after five years of continuous service. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of 2.6% and the average of the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $275,937 (subject to annual adjustment) multiplied by a fraction, the numerator of which is the employee’s continuous years of service and the denominator of which is the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant commencing on the later of retirement or age 60. A participant who retires before age 60 with at least 10 years of continuous service will receive an early retirement benefit commencing on the later of retirement or age 55 equal to the normal retirement benefit reduced by 4% for each year by which commencement of benefits precedes age 60. Ms. Lundgren is the only named executive officer who participates in the SERBP and she was not eligible for early retirement benefits at August 31, 2014.
Potential Payments Upon Termination or Change in Control
Potential Payments Upon a Change in Control
The Company has entered into a change in control agreement with Ms. Lundgren which provides certain benefits if her employment is terminated by the Company without “cause” or by her for “good reason” during a six-month period preceding a “change in control” of the Company or within 24 months after a “change in control” of the Company. In this agreement, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A common stock;

•	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors; or

•	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.
“Cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation or a base office relocation.
The Company has also entered into change-in-control agreements with the other named executive officers which provide certain benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 18 months after a “change in control” of the Company. These agreements contain definitions of “change in control,” “cause” and “good reason” which are substantially identical to those contained in the change in control agreement for Ms. Lundgren.
The Company granted LTIP performance shares to the named executive officers in fiscal 2012, 2013 and 2014 pursuant to which shares of Class A common stock will be issued based on the Company’s performance during the applicable three-year or two-year performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change-in-control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of RSUs would occur even if the named executive officer’s employment was not terminated in connection with the Company sale or change in control.

The following table sets forth the estimated change in control benefits that would have been payable to each named executive officer if a change in control (including a Company sale) had occurred on August 31, 2014 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Stock Option Acceleration and Extension ($)(3)	Restricted Stock Unit Acceleration ($)(4)	LTIP Performance Share Acceleration ($)(5)	Tax Gross-up Payment ($)(6)	Total ($)
Tamara L. Lundgren	7,500,000	51,856	—	3,261,495	3,951,141	—	14,764,492
Richard D. Peach	1,620,000	34,073	58,910	876,250	1,164,669	—	3,753,902
Michael Henderson	1,312,500	27,471	—	371,766	632,163	—	2,343,900
Thomas D. Klauer	1,361,250	27,542	43,942	661,348	966,104	—	3,060,186
Jeffrey Dyck	1,051,164	34,147	26,043	368,693	555,904	—	2,035,951
______________________________

(1)
Cash Severance Benefit.    The change-in-control agreements provide for cash severance equal to a multiple (three for Ms. Lundgren, and one and one-half for Messrs. Peach, Henderson, Klauer and Dyck) times the sum of (a) the officer’s base salary plus (b) the greater of (1) the average of the officer’s last three annual bonuses, except that for Ms. Lundgren the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The change-in-control agreements also provide for a payment of all or a portion of the annual bonus for the year in which termination occurs. The table above does not include a bonus payment for fiscal 2014 because bonuses earned for fiscal 2014 are included in the Summary Compensation Table and no additional amount would have been earned in fiscal 2014 if the officer had terminated employment as of August 31, 2014.

(2)
Insurance Continuation.    If cash severance benefits are triggered, the change-in-control agreements also provide for continuation of Company paid life, accident and medical insurance benefits for up to 36 months following termination of employment for Ms. Lundgren, and up to 18 months for Messrs. Peach, Henderson, Klauer and Dyck, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 or 18 months, as applicable, of life, accident and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2014.

(3)
Stock Option Acceleration and Extension.    All outstanding unexercisable options for all named executive officers will immediately become exercisable on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. If cash severance benefits are triggered, all options held by Messrs. Peach, Klauer and Dyck will remain outstanding for their full term. Information regarding outstanding options held by the named executive officers is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the sum of (a) the positive spread, if any, between $27.69 (the closing market price of the Company’s Class A Common Stock on August 29, 2014, the last trading day of fiscal 2014) and the exercise price for each outstanding unexercisable option held by the applicable officer on August 31, 2014, and (b) the increase in value of outstanding options resulting from the extension of the post-termination exercise period from 90 days to the full remaining term, with the option values for 90-day and full remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting for share-based compensation.

(4)
RSU Acceleration.    All RSUs for all named executive officers will immediately vest on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the named executive officers is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $27.69 per share, which was the closing price of the Company’s Class A common stock on August 29, 2014, the last trading day of fiscal 2014.

(5)
LTIP Performance Share Acceleration.    Under the terms of the standard LTIP performance share award agreements, upon a Company sale, a named executive officer would receive a payout in an amount equal to the greater of (a) 100% of the target share amount or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payouts would occur whether or not the officer’s employment was terminated in connection with the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $27.69 per share, which was the closing price of the Company’s Class A common stock on August 29, 2014, the last trading day of fiscal 2014.

(6)
Tax Gross-up Payment.    If any payments to a named executive officer other than Mr. Henderson in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change-in-control agreements to make a tax gross-up payment to the officer sufficient so that officer will receive benefits as if no excise tax were payable. However, for Mr. Peach, Mr. Dyck and Mr. Klauer there is a cut back provision that provides that if the “parachute value” is less than 110% of the Safe Harbor amount (as such terms are defined in the change of control agreement), no additional payment is required and the amounts payable to the named executive officer will be reduced to 2.99 times such officer’s “base amount.” Mr. Henderson’s change in control agreement does not provide for any tax gross-up payment, but does provide that if any payments to his would be “excess parachute payments” his benefits will be cut back to 2.99 times his “base amount” if it would result in a greater net after-tax benefit for him.

Potential Payments Upon Involuntary Termination of Employment without Cause or Voluntary Termination of Employment for “Good Reason” in Circumstances Not Involving a Change in Control
The following table sets forth the estimated benefits that would have been payable to the named executive officers under currently effective agreements if each officer’s employment had been terminated on August 31, 2014, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason” in circumstances not involving a change in control.

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Stock Option Acceleration ($)(3)	Restricted Stock Unit Acceleration ($)(4)	LTIP Performances Share Acceleration ($)(5)	Total ($)
Tamara L. Lundgren	7,500,000	34,571	—	3,261,495	2,117,537	12,913,603
Richard D. Peach	—	—	—	—	621,890	621,890
Michael Henderson	—	—	—	—	582,155	582,155
Thomas D. Klauer	—	—	—	—	486,236	486,236
Jeffry Dyck	—	—	—	—	548,927	548,927
______________________________

(1)
Cash Severance Benefit.    Ms. Lundgren has entered into an employment agreement providing for, among other things, cash severance benefits if her employment is terminated by the Company without “cause” or by her for “good reason” in circumstances not involving a change in control. “Cause” and “good reason” generally have the same meaning as under the change-in-control agreements described above. The cash severance payment for Ms. Lundgren is equal to three times the sum of base salary plus target bonus as in effect at the time plus a pro rata portion of the incentive bonus that she would have received if she had remained employed for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the incentive bonus for fiscal 2014 because bonuses earned for fiscal 2014 are included in the Summary Compensation Table and no additional amounts would have been earned if Ms. Lundgren had terminated employment as of August 31, 2014. These amounts are payable within 30 days after termination. Under the AICP, if a named executive officer (other than Ms. Lundgren) were involuntarily terminated by the Company without cause (as determined by the Committee), the named executive officer would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include bonus payments for fiscal 2014 because bonuses earned for fiscal 2014 are included in the Summary Compensation Table and no additional amounts would have been earned if the officers had terminated employment as of August 31, 2014.

(2)
Insurance Continuation.    If cash severance benefits are triggered under Ms. Lundgren’s employment agreement, her employment agreement provides for continuation for up to 24 months of Company paid life, accident and health insurance benefits for Ms. Lundgren and Ms. Lundgren’s spouse and dependents, and the amount in the table represents 24 months of such insurance benefit payments at the rates paid by us for Ms. Lundgren as of August 31, 2014.

(3)
Stock Option Acceleration. If cash severance benefits are triggered under Ms. Lundgren’s employment agreement, her employment agreement provides that all of her outstanding unexercisable options will immediately become exercisable. Information regarding outstanding unexercisable options held by Ms. Lundgren is set forth in the Outstanding Equity Awards table. There are no outstanding unexercisable options held by Ms. Lundgren as of August 31, 2014.

(4)
RSU Acceleration.    If cash severance benefits are triggered under Ms. Lundgren’s employment agreement, her employment agreement also provides that all RSUs will immediately vest. Information regarding unvested restricted stock units held by Ms. Lundgren is set forth in the Outstanding Equity Awards table. The amount in the table above represents the number of shares subject to unvested RSUs multiplied by a stock price of $27.69 per share, which was the closing price of the Company’s Class A common stock on August 29, 2014, the last trading day of fiscal 2014.

(5)
LTIP Performance Shares Acceleration.    Under the terms of the standard LTIP performance share award agreements, if a named executive officer’s employment is terminated by the Company without cause in circumstances not involving a Company sale after the end of the twelfth month of the applicable performance period and prior to the vesting date, the named executive officer would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any willful misconduct that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities. The amounts in the table above are calculated based on actual performance for completed portions of the applicable performance periods and assume performance at the 100% payout level (actual performance may be more or less) for the remaining portions of the performance periods, with the resulting number of performance shares then multiplied by a stock price of $27.69 per share, which was the closing price of the Company’s Class A common stock on August 29, 2014, the last trading day of fiscal 2014.

Potential Payments Upon Retirement
The terms of outstanding options, RSUs and LTIP performance share awards define retirement as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service or early retirement after completing 30 years of service. Mr. Klauer is the only named executive officer who was eligible for retirement at August 31, 2014. The following table sets forth the estimated benefits that would have been payable to Mr. Klauer if his employment had been terminated on August 31, 2014 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

Name	Stock Option Extension ($)(1)	Restricted Stock Unit Acceleration ($)(2)	LTIP Performance Shares Acceleration ($)(3)	Total ($)
Thomas D. Klauer	14,413	661,348	462,921	1,138,682
______________________________

(1)
Stock Option Extension.    The terms of outstanding options provide that on retirement, the standard 90-day period for exercising options following termination of employment will be extended to 12 months, but not beyond each option’s original 10-year term. Information regarding outstanding options held by Mr. Klauer is set forth in the “Outstanding Equity Awards” table. The amount in the table above represents the increase in value of outstanding options resulting from the extension of the post-termination exercise period from 90 days to 12 months, with the option values for 90-day and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting for share-based compensation.

(2)
RSU Acceleration.    The terms of the RSU awards (other than Ms. Lundgren’s RSU for 2,763 shares granted in August 2012) provide for accelerated vesting on retirement. Information regarding unvested RSUs held by Mr. Klauer is set forth in the “Outstanding Equity Awards” table above. The amount in the table above represents the number of shares subject to RSUs that would vest on retirement multiplied by a stock price of $27.69 per share, which was the closing price of the Company’s Class A common stock on August 29, 2014, the last trading day of fiscal 2014.

(3)
LTIP Performance Shares Acceleration.    Under the terms of the standard LTIP performance share awards, if a named executive officer retires prior to the vesting date, the named executive officer would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. The amount in the table above is calculated based on actual performance for completed portions of the applicable performance periods and assumes performance at the 100% payout level (actual performance may be more or less) for the remaining portions of the performance periods, with the resulting number of performance shares then multiplied by a stock price of $27.69 per share, which was the closing price of the Company’s Class A common stock on August 29, 2014, the last trading day of fiscal 2014.

Potential Payments Upon Disability or Death
The following table sets forth the estimated benefits that would have been payable to the named executive officers if each officer’s employment had been terminated on August 31, 2014 by reason of disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

Name	Stock Option Acceleration and Extension ($)(1)	Restricted Stock Unit Acceleration ($)(2)	LTIP Performance Shares Acceleration ($)(3)	Total ($)
Tamara L. Lundgren	73,668	3,261,495	2,082,482	5,417,645
Richard D. Peach	16,691	876,250	613,472	1,506,413
Michael Henderson	—	371,766	541,479	913,245
Thomas D. Klauer	14,413	661,348	462,921	1,138,682
Jeffrey Dyck	7,556	368,693	648,832	1,025,081
______________________________

(1)
Stock Option Acceleration and Extension.    The terms of outstanding options provide that upon termination of employment as a result of disability or death, all unvested options shall become fully exercisable and the standard 90-day period for exercising options following termination of employment will be extended to 12 months, but not beyond each option’s original 10-year term. Information regarding outstanding options held by the named executive officers is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the sum of (a) the positive spread, if any, between $27.69 (the closing market price of the Company’s Class A Common Stock on August 29, 2014, the last trading day of fiscal 2014) and the exercise price for each outstanding unexercisable options held by the applicable officer on August 31, 2014, and (b) the increase in value of outstanding options resulting from the extension of the post-termination exercise period from 90 days to 12 months, with the option values for 90-day and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting for share-based compensation.

(2)
RSU Acceleration.    The terms of the RSU awards provide for accelerated vesting upon termination of employment as a result of disability or death. Information regarding unvested RSUs held by the named executive officers is set forth in the “Outstanding Equity Awards” table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $27.69 per share, which was the closing price of the Company’s Class A common stock on August 29, 2014, the last trading day of fiscal 2014.

(3)
LTIP Performance Shares Acceleration.    Under the terms of the standard LTIP performance share awards, if a named executive officer’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and prorated for the portion of the performance period the officer had worked. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on death or disability based on a stock price of $27.69 per share, which was the closing price of the Company’s Class A common stock on August 29, 2014, the last trading day of fiscal 2014.

COMPENSATION PLAN INFORMATION
The following table provides information as of August 31, 2014 regarding equity compensation plans approved and not approved by the Company’s shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	(b) Weighted average exercise price of outstanding options, warrants and rights(3)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(1)	1,778,012	$32.25	5,568,248
Equity compensation plans not approved by shareholders	—	—	—
Total	1,778,012	$32.25	5,568,248
______________________________

(1)	Consists entirely of shares of Class A common stock authorized for issuance under the Company’s SIP.

(2)
Consists of 525,032 shares subject to outstanding options, 388,161 shares subject to outstanding RSUs, 163,029 shares subject to outstanding DSUs or credited to stock accounts under the Deferred Compensation Plan for Non-Employee Directors, and 701,790 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

(3)	Represents the weighted average exercise price for options included in column (a).

PROPOSAL NO. 2 – ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Securities and Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 15 through 42. In accordance with the results of the advisory vote on the frequency of shareholder advisory votes on executive compensation conducted at our 2012 annual meeting, we currently intend to hold such votes annually. Accordingly, the next such vote will be held at our 2015 Annual Meeting of Shareholders. While the results of the vote are non-binding and advisory in nature, the Board of Directors intends to carefully consider the results of this vote.
The text of the resolution in respect of Proposal No. 2 is as follows:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.
The Board of Directors recommends a vote FOR this resolution because it believes that our executive compensation policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the shareholders and motivating the executives to remain with the Company for long and productive careers. Our performance targets are meaningful and rigorous and are designed to encourage our executives to perform at the highest levels. The executive pay outcomes in fiscal 2014 are reflective of Company performance as described below.
Despite challenging market conditions, we more than doubled our adjusted consolidated operating income as compared to the prior year, largely due to the contributions from productivity initiatives and cost savings realized during the year. In fiscal 2014, we generated full-year revenues of $2.5 billion, earnings per share of $0.22 and adjusted earnings per share from continuing operations of $0.44, excluding restructuring charges and other exit-related costs and other asset impairment charges (for the definition of adjusted consolidated operating income and adjusted earnings per share and a reconciliation to GAAP, see “Non-GAAP Financial Measures” on pages 42 - 43 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2014).
In fiscal 2014, we achieved $29 million in cost savings related to the restructuring and productivity initiatives announced in fiscal 2014. These initiatives were designed to reduce our annual operating expenses by approximately $40 million, with more than 70% achieved in fiscal 2014 and the remainder expected to be realized in fiscal 2015. The significant benefits from productivity initiatives, primarily impacting MRB, were largely offset by the continued challenging ferrous and nonferrous market conditions and the impact of prolonged constrained supply conditions for raw materials in our domestic markets. Consolidated operating results in fiscal 2014 benefited from significantly higher performance at SMB, including 9% higher volumes and operating income nearly triple the prior year. Over 80% of actual CEO compensation (56% long-term stock-based incentives and 28% annual incentives) and over 65% of actual other-NEO compensation (44% long-term stock incentives and 23% annual incentives) were dependent upon Company performance in fiscal 2014.
We urge shareholders to read the Compensation Discussion and Analysis beginning on page 15 of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative discussion, appearing on pages 32 through 42, which provide detailed information on the Company’s executive compensation policies and practices and the compensation of our named executive officers.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3 - APPROVAL OF AMENDED EXECUTIVE ANNUAL BONUS PLAN
Introduction
Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to certain of its most highly compensated officers in any year. Section 162(m), however, exempts from this deductibility limit compensation that qualifies as “performance‑based compensation” as defined in regulations. To address the issue of deductibility of executive compensation, the Board adopted the Executive Annual Bonus Plan (the “Plan”) and shareholders approved the Plan in 2005 and re-approved the Plan in 2010. The purpose of the Plan is to enable the Company to qualify annual bonuses it pays as “performance-based compensation” that will be fully deductible by the Company notwithstanding the $1,000,000 limit of Section 162(m).
The Plan provides that it will terminate on the date of the first shareholder meeting that occurs in the fifth year after the Company’s shareholders approved the Plan. This provision is consistent with the tax law requirement that the Plan be re-approved by shareholders every five years in order for awards under the Plan to continue to qualify as performance-based compensation. Accordingly, unless the shareholders re-approve the Plan as requested in this proposal, the Plan will terminate on the date of the Annual Meeting and the compensation under the CEO's annual performance bonus plan will no longer be deductible. If shareholders re-approve the Plan, the Plan will be extended for an additional five years until the 2020 annual meeting and the compensation paid under the Plan will continue to be deductible.
In addition, on October 29, 2014, the Board approved amendments to the Plan, subject to shareholder approval, to add “cost savings (including but not limited to labor savings, reductions in operating costs, reductions in production costs, and reductions in SG&A expense)” as an additional performance metric and to revise the existing safety metrics in the Plan to conform to how the Company tracks and reports safety performance. A comparable cost savings metric was added to the Company’s Amended and Restated Stock Incentive Plan upon the approval of shareholders at the Company's 2014 Annual Meeting. The existing safety metrics were approved by shareholders when the Plan was re-approved in 2010. Re-approval of the Plan will also constitute approval of the amendments.
The following summary of the Plan, as proposed to be amended, is qualified in its entirety by reference to the terms of the Plan. A copy of the Plan is attached as Appendix A to this proxy statement.
Description of the Plan
Administration. The establishment of performance goals and related bonus opportunities under the Plan and all other decisions regarding the administration of the Plan will be made by the Compensation Committee of the Board (the “Committee”), which shall be comprised solely of two or more “outside directors” as that term is defined in regulations under Section 162(m).
Plan Participants. For fiscal 2014, the sole participant in the Plan was the Company’s CEO. If this proposal is approved by shareholders, the Committee intends that the Company’s CEO will be a Plan participant in fiscal 2015 and future years. The Committee may designate any executive officer of the Company as a Plan participant for any fiscal year at the time of establishment of performance goals for that year. Executive officers and other employees who are not Plan participants will continue to be eligible to receive annual bonuses outside of the Plan, but those bonuses will not qualify as “performance-based compensation” under Section 162(m).
Performance Goals and Bonus Opportunities. To make an award under the Plan, the Committee shall, no later than 90 days after the beginning of a fiscal year of the Company, establish for each participant the performance goals for the year and the amount, or the formula for determining the amount, of cash bonus to be paid or accrued for the participant based on achievement of the performance goals for the year. Under the terms of the Plan as originally approved by shareholder in 2010, the performance goals were one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: economic profit (adjusted operating income after taxes less a capital charge), net income, earnings per share, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, return on investment, revenues, gross margin, gross margin per ton (or other unit of weight or volume), operating margin, operating income, operating income per ton (or other measure of weight or volume), income before income taxes, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), working capital, inventories, inventory turns, sales volume, production volume, intake purchase volumes, cash flows, man hours per ton, conversion costs, safety metrics (including but not limited to Total Case Incident Rate, Lost Time Incident Rate and Days Away, Restricted, and Transfer), cost savings (including but not limited to labor savings, reductions in operating costs, reductions in production costs, and reductions in SG&A expense) or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee). Approval by shareholders of the Plan as amended will result in the addition of the following additional performance goal: cost savings (including but not limited to labor savings, reductions in operating costs, reductions in production costs, and reductions in SG&A expense).

Certification of Bonuses. Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the attainment of the performance goals for the year and the calculation of the bonus amounts. No bonus shall be paid or accrued if the related performance goal is not met.
Maximum Bonus. The maximum cash bonus that may be paid or accrued for any participant with respect to performance of the Company in any fiscal year shall be $6,000,000.
Amendment and Termination. The Plan may be amended or terminated by the Board at any time except to the extent that an amendment requires shareholder approval to maintain the qualification of Plan awards as performance‑based compensation. Unless again re-approved by the shareholders, the Plan will terminate at the first meeting of shareholders of the Company in 2020.

Vote Required to Approve the Plan

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class to approve the Plan. The Plan will be approved if it receives the affirmative vote of a majority of the total votes cast on the proposal. Abstentions have the same effect as “no” votes in determining whether the Plan is approved. Broker non-votes are not counted for purposes of determining whether a quorum exists at the annual meeting and are not counted and have no effect on the results of the vote on this proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” TO APPROVE THE AMENDED EXECUTIVE ANNUAL BONUS PLAN.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as our independent auditors to audit our financial statements and our internal control over financial reporting for the fiscal years ended August 31, 2013 and 2014, as well as for the fiscal year ending August 31, 2015. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were:

	2014	2013
Audit Fees(1)	$1,917,122	$2,095,250
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	3,600	3,600
Total	$1,920,722	$2,098,850
______________________________

(1)
Comprised of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and the required audit of the Company’s internal control over financial reporting, as well as consents related to and reviews of other documents filed with the SEC.

In fiscal 2014 and 2013, all of the fees paid to our independent auditors were approved by the Audit Committee.
A representative of PwC is expected to be present at the annual meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.
Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees and Tax Fees in the above table as well as services for accounting consultations. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the Audit Committee. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee but may not delegate such authority to management.

AUDIT COMMITTEE REPORT
The Audit Committee has:

•	Reviewed and discussed the audited financial statements of the Company with management.

•
Discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees," effective pursuant to SEC Release No. 34-68453.

•
Received the written disclosures and the letter from the Company’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

•
Based on the review and discussions described above, recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014 filed with the SEC.

AUDIT COMMITTEE
William D. Larsson, Chair
David J. Anderson
David L. Jahnke
Judith A. Johansen

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING
The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2016 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no earlier than the close of business on October 1, 2015 and no later than the close of business on October 31, 2015 and otherwise comply with the requirements of the Company’s Bylaws. In addition, any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company’s 2016 Annual Meeting of Shareholders must be received in proper form by the Company at its principal executive office no later than August 19, 2015.
DISCRETIONARY AUTHORITY
Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this Proxy Statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.
GENERAL
The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies by us will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers and employees personally or by telephone, email, facsimile or telegram. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.
We will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to our Corporate Secretary, at 299 SW Clay St., Portland, OR 97201, a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2014 or of our proxy statement. We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K.
IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE OR TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED IF THIS PROXY WAS RECEIVED BY MAIL.
By Order of the Board of Directors
Richard C. Josephson
Secretary
December 17, 2014

APPENDIX A

SCHNITZER STEEL INDUSTRIES, INC.
AMENDED EXECUTIVE ANNUAL BONUS PLAN
1.    Purpose. Schnitzer Steel Industries, Inc. (the “Company”) hereby establishes the Schnitzer Steel Industries, Inc. Amended Executive Annual Bonus Plan (the “Plan”) with the intent of qualifying compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) and the regulations promulgated thereunder. The Plan shall be interpreted in a manner consistent with the foregoing intent.
2.    Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m). The Committee may adopt guidelines to implement and administer the Plan.
3.    Plan Participants. The participants in the Plan (the “Participants”) shall be the Chief Executive Officer (the “CEO”) of the Company and such directors and other executive officers of the Company as may be designated in writing by the Committee at the time of the establishment of Performance Goals for any fiscal year. Other executives and employees of the Company may receive bonuses on terms similar to the terms of bonuses paid to Participants under the Plan, but those bonuses shall not be covered by the Plan and, therefore, shall not qualify as performance-based compensation under Section 162(m).
4.    Performance Goals.
(a)    To make an award under the Plan, the Committee shall, no later than 90 days after the beginning of a fiscal year of the Company, establish in writing the objectives (“Performance Goals”) that must be satisfied by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during such year as a condition to the payment or accrual of a cash bonus for each Participant based on performance in that year. The Committee shall also establish (i) the amounts, or the formula for determining the amounts, of cash bonuses to be paid or accrued based on achievement of the Performance Goals, and (ii) the timing of payment and any other conditions to payment of such amounts. In establishing any Performance Goals, the Committee may, in its sole discretion, reserve the right to reduce the resulting cash bonuses prior to payment on such terms as determined by the Committee.
(b)    The Performance Goals for each fiscal year shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: economic profit (adjusted operating income after taxes less a capital charge), net income, earnings per share, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, return on investment, revenues, gross margin, gross margin per ton (or other unit of weight or volume), operating margin, operating income, operating income per ton (or other measure of weight or volume), income before income taxes, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), working capital, inventories, inventory turns, sales volume, production volume, intake purchase volumes, cash flows, man hours per ton, conversion costs, safety metrics (including but not limited to Total Case Incident Rate, Lost Time Incident Rate and Days Away, Restricted, and Transfer), cost savings (including but not limited to labor savings, reductions in operating costs, reductions in production costs, and reductions in SG&A expense) or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee).
5.    Computation of Bonus. Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the attainment of the Performance Goals for the year and the calculation of the bonus amounts. No bonus shall be paid or accrued if the related Performance Goal is not met.
6.    Maximum Bonus. The maximum cash bonus that may be paid or accrued for any Participant with respect to performance of the Company in any fiscal year shall be $6,000,000.
7.    Amendment and Termination of Plan. The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as performance-based compensation under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year of the last re-approval by the shareholders. No termination of the Plan shall affect Performance Goals and related awards established by the Committee prior to such termination.
8.    No Right of Continued Employment. Nothing in the Plan or any award pursuant to the Plan shall confer upon any person any right to be continued in the employment of the Company or any subsidiary.
9.    Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Oregon.

Shareowner Services
P.O. Box 64945
St. Paul, MN 555164-0945
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/schn
Use the Internet to vote your proxy until 12:00 p.m. (CT) on January 27, 2015.

TELEPHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on January 27, 2015.

MAIL – Mark, sign and date your proxy card
and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.
1. Election of directors:	01 David J. Anderson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHOLD from all nominees
02 John D. Carter

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To vote on an advisory resolution on executive compensation	☐	For	☐	Against	☐	Abstain

3. To approve the Amended Executive Annual Bonus Plan.	☐	For	☐	Against	☐	Abstain

The proxies may vote in their discretion as to other matters which may come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3.
Date

Address Change? Mark Box	☐	Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SCHNITZER STEEL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, January 28, 2015
8:00 a.m.
KOIN Center
Conference Center Room 202
222 SW Columbia Street
Portland, Oregon 97201

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on January 28, 2015: the Notice and Proxy Statement, Form 10-K and Annual Brochure are available at www.proxydocs.com/schn. For driving directions to the Annual Meeting, please see http://www.koincenter.com/location.

Schnitzer Steel Industries, Inc. 299 SW Clay Street Portland, Oregon 97201	proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on
January 28, 2015.
The shares of common stock of Schnitzer Steel Industries, Inc. that you hold will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2 and Proposal 3.
By signing the proxy, you revoke all prior proxies and appoint Tamara L. Lundgren and Richard D. Peach, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions